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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-221453

          PROSPECTUS

Enviva Partners, LP
Enviva Partners Finance Corp.

Offer to Exchange
Up to $55,000,000 of
8.5% Senior Notes due 2021
(CUSIP and ISIN Nos.: 29413X AC1 / US29413XAC11)
That Have Not Been Registered Under the Securities Act,
which are referred to as the "old notes,"
for
Up to $55,000,000 of
8.5% Senior Notes due 2021
(CUSIP and ISIN Nos.: 29413X AB3 and US29413XAB38)
That Have Been Registered Under the Securities Act,
which are referred to as the "new notes"

Terms of the New 8.5% Senior Notes due 2021 Offered in the Exchange Offer:

  •
  The terms of the new notes are substantially identical to the terms of the old notes that were issued on October 10, 2017, except that the new notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not contain restrictions on transfer, registration rights or provisions for additional interest.

  •
  The old notes were an additional issuance of our outstanding 8.5% Senior Notes due 2021, issued in an aggregate principal amount of $300.0 million on November 1, 2016, which were subsequently exchanged for notes with substantially identical terms, except that such exchanged notes have been registered under the Securities Act (collectively, the "initial notes"). The old notes were issued under the same indenture as the initial notes and are part of the same series.

Terms of the Exchange Offer:

  •
  We are offering to exchange up to $55.0 million of our old notes for an equal principal amount of new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

  •
  We will exchange our old notes that are validly tendered and not validly withdrawn before the Exchange Offer expires for an equal principal amount of new notes.

  •
  The Expiration Date for the Exchange Offer is 12:00 p.m., New York City time, on December 19, 2017, unless extended.

  •
  Tenders of our old notes may be withdrawn at any time prior to the expiration of the Exchange Offer.

  •
  The exchange of new notes for our old notes will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the Exchange Offer.

         You should carefully consider the risks set forth under "Risk Factors" beginning on page 8 of this prospectus before participating in the Exchange Offer.

         Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for our old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Please read "Plan of Distribution."

         Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2017.

        This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing us at the following address: 7200 Wisconsin Ave., Suite 1000, Bethesda, Maryland 20814, or by calling (301) 657-5560. To obtain timely delivery, you must request the information no later than December 1, 2017.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-4 that we have filed with the U.S. Securities and Exchange Commission (the "SEC"). This prospectus does not contain all of the information found in the registration statement. Before you decide to participate in the Exchange Offer, please review the full registration statement, including the information set forth under the heading "Risk Factors" beginning on page 8 of this prospectus, the documents described under the heading "Where You Can Find More Information" in this prospectus, the exhibits to the registration statement and any additional information you may need to make your investment decision. You should rely only on the information contained in the registration statement, including this prospectus and the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information, and if anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date as set forth on the front cover. Our business, financial condition and results of operations may have changed since that date. We will disclose any material changes to such in an amendment to this prospectus or a prospectus supplement.

        We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

        We are not making any representation to you regarding the legality of your participation in the Exchange Offer under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of participating in the Exchange Offer.

        All references to "Enviva," "the Partnership," "we," "us" and "our" refer to Enviva Partners, LP, a Delaware limited partnership, unless otherwise indicated or the context otherwise requires.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements and information in this prospectus may constitute "forward-looking statements." The words "believe," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could" or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions or dispositions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

        Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

  •
  the volume of products that we are able to sell;

  •
  the price at which we are able to sell our products;

  •
  failure of the Partnership's customers, vendors and shipping partners to pay or perform their contractual obligations to the Partnership;

  •
  the creditworthiness of our financial counterparties;

  •
  the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, operating or financial difficulties suffered by our suppliers;

  •
  the amount of products that we are able to produce, which could be adversely affected by, among other things, operating difficulties;

  •
  changes in the price and availability of natural gas, coal or other sources of energy;

  •
  changes in prevailing economic conditions;

  •
  our inability to complete acquisitions, including acquisitions from our sponsor, or to realize the anticipated benefits of such acquisitions;

  •
  unanticipated ground, grade or water conditions;

  •
  inclement or hazardous weather conditions, including extreme precipitation, temperatures and flooding;

  •
  environmental hazards;

  •
  fires, explosions or other accidents;

  •
  changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry or power generators;

  •
  changes in the regulatory treatment of biomass in core and emerging markets for utility-scale generation;

  •
  inability to acquire or maintain necessary permits or rights for our production, transportation and terminaling operations;

  •
  inability to obtain necessary production equipment or replacement parts;

  •
  operating or technical difficulties or failures at our plants or deep-water marine terminals;

  •
  labor disputes;

  •
  inability of our customers to take delivery of our products;

  •
  changes in the price and availability of transportation;

  •
  changes in foreign currency exchange rates;

  •
  failure of our hedging arrangements to effectively reduce our exposure to interest and foreign currency exchange rate risk;

  •
  risks related to our indebtedness;

  •
  customer rejection due to our failure to maintain effective quality control systems at our production plants and deep-water marine terminals;

  •
  changes in the quality specifications for our products that are required by our customers;

  •
  the effects of the approval of the United Kingdom of the exit of the United Kingdom ("Brexit") from the European Union, and the implementation of Brexit, in each case, on our and our customers' businesses; and

  •
  our ability to borrow funds and access capital markets.

        Should one or more of the risks or uncertainties described or incorporated by reference in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

        Additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements is contained in the "Risk Factors" section beginning on page 8 of this prospectus as well as in our Annual Report on Form 10-K for the year ended December 31, 2016 and our subsequent periodic filings with the SEC incorporated by reference herein.

        We expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based, other than as required by applicable law. All forward-looking statements included in or incorporated by reference in this prospectus and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

 PROSPECTUS SUMMARY

        This summary highlights certain information about us and the Exchange Offer. You should carefully read the entire prospectus and the information incorporated by reference in this prospectus for a more complete understanding of our business and terms of the old notes and the new notes, as well as the tax and other considerations that are important to you, before making an investment decision. You should pay special attention to the "Risk Factors" section beginning on page 8 of this prospectus and the risk factors described under the heading "Risk Factors" included in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus.

About Enviva Partners, LP

        We are the world's largest supplier by production capacity of utility-grade wood pellets to major power generators. Since our entry into this business in 2010, we have executed multiple long-term, take-or-pay off-take contracts with utilities and large scale power generators and have built and acquired the production and terminaling capacity necessary to serve them. Our existing production constitutes approximately 14% of current global utility-grade wood pellet production capacity and the product we deliver to our customers typically comprises a material portion of their fuel supply. We own and operate six industrial-scale production plants in the Southeastern United States that have a combined wood pellet production capacity of 2.8 million metric tons per year. Four of our production plants are new facilities that we constructed using our templated design and standardized equipment. A fifth plant, our largest in terms of production capacity, has been in operation since 2008. We also own a dry-bulk, deep-water marine terminal at the Port of Chesapeake and a deep-water marine terminal in Wilmington, North Carolina that reduce our storage and shiploading costs and enable us to reliably supply our customers. All of our facilities are located in geographic regions with low input costs and favorable transportation logistics. Owning these cost-advantaged assets, the output from which is fully contracted, in a rapidly expanding industry provides us with a platform to generate stable and growing cash flows that should enable us to increase our per-unit cash distributions over time, which is our primary business objective.

        For additional information regarding us and our financial statements, see "Where You Can Find More Information."

About Enviva Partners Finance Corp.

        Enviva Partners Finance Corp., which is the Partnership's wholly-owned subsidiary, was incorporated under the laws of the State of Delaware in October 2016 for the sole purpose of being a co-issuer of certain of our indebtedness, including the notes. Enviva Partners Finance Corp. has no material assets or liabilities other than as may be incidental to its activities as co-issuer of our indebtedness.

Principal Executive Offices

        Our principal executive offices are located at 7200 Wisconsin Ave., Suite 1000, Bethesda, Maryland 20814, and our telephone number is (301) 657-5560. Our website address is www.envivabiomass.com. Except for information specifically incorporated by reference into this prospectus that may be accessed from our website, the information on our website is not part of this prospectus, and you should rely only on information contained or incorporated by reference in this prospectus when making a decision as to whether or not to tender your notes.

 The Exchange Offer

        On October 10, 2017, we completed a private offering of $55.0 million aggregate principal amount of the old notes. As part of this private offering, we entered into a registration rights agreement (the "Registration Rights Agreement") with the purchaser of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete the Exchange Offer no later than 25 business days following the effectiveness of this registration statement. The following is a summary of the Exchange Offer.

Old Notes	On October 10, 2017, we issued $55.0 million aggregate principal amount of 8.5% Senior Notes due 2021. Substantially all of our subsidiaries have guaranteed the old notes. The old notes are governed by, and the new notes will be governed by, an indenture dated November 1, 2016 by and among us, our subsidiary guarantors and the Trustee.
The old notes were an additional issuance of the initial notes. The old notes were issued under the same indenture as the initial notes and are part of the same series.
New Notes

The terms of the new notes are identical to the terms of the old notes, except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes offered hereby, together with any of the old notes that remain outstanding after the completion of the Exchange Offer, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The new notes will have a CUSIP number different from that of any of the old notes that remain outstanding after the completion of the Exchange Offer.
Exchange Offer	We are offering to exchange the new notes for the old notes.
Expiration Date	The Exchange Offer will expire at 12:00 p.m., New York City time, on December 19, 2017, unless we decide to extend it (such date and time, as may be extended from time to time, the "Expiration Date").
Condition to the Exchange Offer

The Registration Rights Agreement does not require us to accept the old notes for exchange if the Exchange Offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission.

The Exchange Offer is conditioned upon the effectiveness of this registration statement and certain other customary conditions, as discussed in "The Exchange Offer—Conditions to the Exchange Offer."
The Exchange Offer is not conditioned on a minimum aggregate principal amount of the old notes being tendered.

Procedures for Tendering Old Notes

To participate in the Exchange Offer, you must follow the procedures established by The Depository Trust Company ("DTC") for tendering notes held in book-entry form. These procedures for using DTC's Automated Tender Offer Program ("ATOP") require that (i) the Exchange Agent receive, prior to the Expiration Date of the Exchange Offer, a computer-generated message known as an "agent's message" that is transmitted through ATOP, and (ii) DTC confirm that:

• DTC has received your instructions to exchange your notes; and
• you agree to be bound by the terms of the letter of transmittal.
For more information on tendering the old notes, see "The Exchange Offer—Terms of the Exchange Offer" and "The Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures	None.
Withdrawal of Tenders

You may withdraw your tender of the old notes at any time prior to the Expiration Date. Any withdrawn old notes will be credited to the tendering holder's account at DTC or, if the withdrawn old notes are held in certificated form, will be returned to the tendering holder. We will accept for exchange any and all of the old notes validly tendered and no validly withdrawn prior to 12:00 p.m., New York City time, on the Expiration Date. Please see "The Exchange Offer—Withdrawal of Tenders."

Acceptance of Old Notes and Delivery of New Notes

If you fulfill all conditions required for proper acceptance of the old notes, we will accept any and all of the old notes that you validly tender in the Exchange Offer before 12:00 p.m., New York City time, on the Expiration Date. We will return any of the old notes that we do not accept for exchange to you without expense promptly after the Expiration Date and acceptance of any other of the old notes for exchange. Please refer to the section in this prospectus entitled "The Exchange Offer—Terms of the Exchange Offer."

Fees and Expenses	We will bear the expenses related to the Exchange Offer. Please see "The Exchange Offer—Fees and Expenses."
Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making the Exchange Offer solely to satisfy our obligations under the Registration Rights Agreement.

Consequences If You Do Not Exchange The Old Notes

The old notes that are not tendered in the Exchange Offer or that are not accepted for exchange will continue to be subject to the restrictions on transfer described in the legend on the old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. After the completion of the Exchange Offer, we will no longer have an obligation to register the old notes, except in limited circumstances as required by the Registration Rights Agreement. The tender of the old notes under the Exchange Offer will reduce the principal amount of the currently outstanding old notes. The corresponding reduction in liquidity may have an adverse effect upon, and increase the volatility of, the market price of any of the old notes that you continue to hold following completion of the Exchange Offer.

For more information, see "The Exchange Offer—Consequences of Not Tendering."
U.S. Federal Income Tax Considerations

The exchange of new notes for the old notes in the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. Please see "Certain United States Federal Income Tax Considerations."

Exchange Agent

We have appointed Wilmington Trust, National Association, as Exchange Agent for the Exchange Offer (the "Exchange Agent"). You should direct questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal to the Exchange Agent addressed as follows:

By Registered or Certified Mail; Hand or Overnight Delivery:
WILMINGTON TRUST, NATIONAL ASSOCIATION Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626 Attention: Workflow Management—5th Floor
By Facsimile Transmission: (Eligible Institutions Only) (302) 636-4139 Attention: Workflow Management—5th Floor
For Information or to Confirm by Telephone: Call (302) 636-6470

 Terms of the New Notes

        The following summary contains basic information about the new notes and is not intended to be complete. For a more complete understanding of the new notes, please refer to the section entitled "Description of Notes" in this prospectus.

        The new notes will be substantially identical to the old notes, except that the new notes have been registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes. We refer to the new notes and the old notes collectively as the "notes."

Issuers	Enviva Partners, LP and Enviva Partners Finance Corp.
Notes Offered	$55.0 million aggregate principal amount of 8.5% Senior Notes due 2021.
Maturity Date	November 1, 2021.
Interest Rate	8.5%
Interest	Interest on the new notes is payable semi-annually in arrears on each May 1 and November 1.
Ranking	The new notes, like the old notes, will be our and the guarantors' general senior unsecured obligations and:
• will rank equally in right of payment with all of our and the guarantors' other existing and future senior indebtedness;
• will rank senior in right of payment to any of our or the guarantors' future subordinated indebtedness; and

•

will be subordinated to our and the guarantors' existing and future secured obligations (including all borrowings under our senior secured credit facilities and guarantees thereof, to the extent of the value of the assets securing such indebtedness).

The new notes and guarantees will be structurally subordinated to any liabilities (including trade payables) of our non-guarantor subsidiaries.
Guarantees

The payment of the principal, premium and interest on the notes is currently fully and unconditionally guaranteed on a senior unsecured basis by all of our existing subsidiaries (other than Enviva Partners Finance Corp., Enviva Pellets Wiggins, LLC, Enviva Energy Services Coöperatief, U.A., Enviva MLP International Holdings, LLC (f/k/a Enviva Preferred Holdings, LLC) and Enviva Energy Services (Jersey), Limited) and by our future restricted subsidiaries that guarantee certain of our indebtedness, including under our senior secured credit facilities. These subsidiary guarantees are the joint and several obligations of the guarantors. See "Description of Notes—Subsidiary Guarantees."

Optional Redemption

We have the option to redeem the notes, in whole or in part, at any time on or after November 1, 2018, in each case at the redemption prices described herein under the heading "Description of Notes—Optional Redemption."

In addition, prior to November 1, 2018, we may, from time to time, redeem up to 35% of the aggregate principal amount of the notes, but in an amount not greater than the net cash proceeds of certain equity offerings, at redemption price equal to 108.5% of the principal amount of the notes, plus any accrued and unpaid interest to, but excluding, the date of such redemption.

On and after November 1, 2018, we may redeem the notes, in whole or in part, at a "make-whole" redemption price described under "Description of Notes—Optional Redemption," together with any accrued and unpaid interest to, but excluding, the date of such redemption.

Offer to Purchase

If we or our restricted subsidiaries sell assets, or experience a change of control followed by a rating decline unless we have previously or concurrently exercised our right to redeem all of the notes as described under "Description of Notes—Optional Redemption," we may be required to offer to repurchase the notes at the prices set forth under "—Description of Notes—Repurchase at the Option of Holders—Change of Control" or "—Description of Notes—Repurchase at the Option of Holders—Asset Sales"

Certain Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness;
• make investments;
• sell assets;
• incur certain liens;
• pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity;
• enter into transactions with affiliates; and
• consolidate, merge or sell all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of Notes—Certain Covenants."

Transfer Restrictions; Absence of a Public Market for the New Notes

At any time after the notes are rated investment grade at both Moody's and Standard & Poor's (provided at such time no default or event of default has occurred and is continuing under the indenture), many of the foregoing covenants will be suspended. See "Description of Notes—Certain Covenants—Covenant Suspension."

We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes.

Risk Factors

In evaluating an investment in the new notes, investors should carefully consider, along with the other information in this prospectus, the specific factors relating to us and the Exchange Offer set forth under the section entitled "Risk Factors."

RISK FACTORS

        An investment in the notes involves risks. You should carefully consider all of the information contained in this prospectus and the documents incorporated by reference as provided under "Where You Can Find More Information," including our Annual Report on Form 10-K for the year ended December 31, 2016. This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read "Cautionary Statement Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below, elsewhere in this prospectus and in the documents incorporated by reference. If any of these risks occur, our business, financial condition or results of operations could suffer. In addition to the other information set forth elsewhere in this prospectus, investors should carefully consider the following factors relating to the notes and the Exchange Offer before making an investment in the new notes:

Risks Related to the Notes and the Exchange Offer

If you do not properly tender the old notes, you will continue to hold unregistered notes and your ability to transfer the old notes will remain restricted and may be adversely affected.

        We will only issue new notes in exchange for the old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender the old notes. Neither we nor the Exchange Agent is required to tell you of any defects or irregularities with respect to your tender of the old notes.

        If you do not exchange the old notes for new notes pursuant to the Exchange Offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act unless the Registration Rights Agreement requires us to do so. Further, if you continue to hold any of the old notes after the Exchange Offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the new notes.

        The old notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the old notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the old notes for new notes, an active trading market for the old notes or the new notes will exist, and we will have no obligation to create such a market.

        The liquidity of any trading market for the notes and the market price quoted for the notes will depend upon the number of holders of the notes, the overall market for high yield securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the notes and other factors.

Our level of indebtedness may increase and reduce our financial flexibility.

        As of September 30, 2017, our guarantor subsidiaries had total debt of $343.1 million, which was primarily comprised of $294.5 million outstanding under the Senior Notes and $44.3 million outstanding under our senior secured credit facilities. Subject to the limits contained in the indenture that governs the notes, the Credit Agreement governing our senior secured credit facilities, and other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Our level of indebtedness could affect our operations in several ways, including the following:

  •
  a significant portion of our cash flows could be used to service our indebtedness;

  •
  the covenants contained in the agreements governing our outstanding indebtedness may limit our ability to borrow additional funds, dispose of assets, pay distributions and make certain investments;

  •
  our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

  •
  a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

  •
  a high level of debt may place us at a competitive disadvantage compared to our competitors that may be less leveraged and therefore may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing; and

  •
  a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements, acquisitions, general partnership or other purposes.

        In addition, borrowings under our senior secured credit facilities and potentially other facilities we or our subsidiaries may enter into in the future will bear interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. In addition to our debt service obligations, our operations require substantial expenditures on a continuing basis. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets and properties, as well as to provide capacity for the growth of our business, depends on our financial and operating performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able generate sufficient cash flows to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.

If we are unable to comply with the restrictions and covenants in the agreements governing the notes and other indebtedness, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and impact our ability to make principal and interest payments on the notes.

        If we are unable to comply with the restrictions and covenants in the indentures governing the notes or in our senior secured credit facilities, or in any future debt financing agreements, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these tests. Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities or the indenture governing the notes that is not waived by the requisite number of lenders, and remedies sought by the holders of such indebtedness could prevent us from paying the principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facilities), we could be in default under the terms of these agreements. In the event of such default:

  •
  the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be immediately due and payable, together with any accrued and unpaid interest;

  •
  the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans to us and institute foreclosure proceedings against our assets; and

  •
  we could be forced into bankruptcy or liquidation.

        If our operating performance declines, in the future we may need to obtain waivers from the requisite number of lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders on terms that are acceptable to us, if at all. If this were to occur, we would be in default under our senior secured credit facilities, and the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The notes and the guarantees are unsecured and effectively subordinated to the rights of our secured indebtedness.

        The notes and the guarantees are general unsecured senior obligations that effectively rank junior to all our existing and future secured debt and that of any subsidiary guarantor, including borrowings under our senior secured credit facilities, to the extent of the value of the collateral securing the debt. The notes are also structurally subordinated to any indebtedness and other liabilities of any future non-guarantor subsidiaries.

        If we are declared bankrupt, become insolvent or are liquidated or reorganized, our secured debt will be entitled to be paid in full from our assets or the assets of the guarantors, if any, securing that debt before any payment may be made with respect to the notes offered hereby or the affected guarantees. Holders of the notes will participate ratably in our remaining assets with all holders of our senior unsecured indebtedness, including debt incurred after the notes are issued, that does not rank junior to the notes, trade payables and all of our other general indebtedness, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

We may incur substantially more indebtedness, including indebtedness ranking equal to the notes and the guarantees. This could increase the risks associated with the notes.

        We and our subsidiaries may be able to incur substantial additional indebtedness, some of which may be secured in the future. The terms of the indenture that governs the notes, subject to certain limitations, do not and will not prohibit us or our subsidiaries from doing so. If new debt is added to our current debt levels, the related risks that we and our subsidiaries face could intensify.

        Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, and could put us at a competitive disadvantage against other less leveraged competitors that have more cash flow to devote to their businesses;

  •
  depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general partnership and other purposes may be limited; and

  •
  our level of indebtedness may limit our flexibility in operating our business and prevent us from engaging in certain transactions that might otherwise be beneficial to us.

        Any of these factors could result in a material adverse effect on our business, results of operations, financial condition, business prospects and ability to satisfy our obligations under the notes and our other indebtedness.

The notes are structurally subordinated to all obligations of our current subsidiaries that do not guarantee, or future subsidiaries that do not become guarantors of, the notes.

        The notes are guaranteed by all of our wholly owned subsidiaries (other than Enviva Partners Finance Corp., Enviva Pellets Wiggins, LLC, Enviva Energy Services Coöperatief, U.A., Enviva MLP International Holdings, LLC (f/k/a Enviva Preferred Holdings, LLC) and Enviva Energy Services (Jersey), Limited), and in the future will be guaranteed by (a) any wholly owned domestic subsidiary of ours formed after the issue date of the new notes and (b) any domestic subsidiary of ours that guarantees any of our other indebtedness, or that of any other subsidiary guarantor (in each case, other than an immaterial subsidiary).

        The subsidiaries that do not guarantee the notes will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes are structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary, such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary's creditors (including trade creditors) would be entitled to payment in full out of that subsidiary's assets before we would be entitled to any payment.

        In addition, the indenture that governs the notes, subject to some limitations, permits these non-guarantor subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

        Further, the subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

  •
  the designation of that subsidiary guarantor as an unrestricted subsidiary;

  •
  the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor; or

  •
  the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

        If any subsidiary guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be structurally senior to the claim of any holders of the notes. See "Description of Notes—Subsidiary Guarantees."

We may not be able to repurchase the notes if a change of control occurs and our notes are downgraded.

        If certain "change of control" events (as defined in the indenture that governs the notes) occur followed by a rating decline, the indenture requires us to offer to repurchase all or any part of the notes offered hereby then outstanding, as applicable, for cash at 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. Such change of control event may also constitute a default under the Credit Agreement governing our senior secured credit facilities.

        A default, if not waived, could result in acceleration of the debt outstanding under the Credit Agreement governing our senior secured credit facilities and in a default with respect to, and acceleration of, any other debt that we may have outstanding from time to time. The source of funds for any repurchase or repayment of your notes or other debt required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

  •
  borrowing under our senior secured credit facilities or other sources;

  •
  sales of assets; or

  •
  sales of equity.

        We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes, in addition to payment or repurchase of any other indebtedness then due and payable. Moreover, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

We may enter into transactions that would not constitute a change of control but that could affect our ability to satisfy our obligations under the notes.

        Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture governing the notes may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

        The Partnership is a holding company, and its subsidiaries conduct substantially all of its operations and own all of its operating assets. The Partnership has no significant assets other than the partnership interests and the limited liability company interests in the Partnership's subsidiaries. As a result, the Partnership's ability to make required payments on the notes depends on the performance of the Partnership's subsidiaries and their ability to distribute funds to the Partnership. The ability of the Partnership's subsidiaries to make distributions to the Partnership may be restricted by, among other things, the Credit Agreement that governs the Partnership's senior secured credit facilities and applicable state partnership laws and other laws and regulations. If the Partnership is unable to obtain the funds necessary to pay the principal amount at the maturity of the notes, or to repurchase the notes upon an occurrence of a change of control, the Partnership may be required to adopt one or more alternatives, such as a refinancing of the notes. The Partnership cannot assure you that the Partnership would be able to refinance the notes or that the terms on which the Partnership could refinance the notes would be favorable.

We face risks related to rating agency downgrades.

        As of November 7, 2017, the notes were rated B2 by Moody's and B+ by Standard & Poor's. If such rating agencies reduce the rating in the future, the market price of the notes would be adversely affected. In addition, if any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs may increase and the market price of the notes may decrease.

Many of the covenants contained in the indenture will be suspended if the notes are rated investment grade by both Standard & Poor's and Moody's and no default or event of default has occurred and is continuing.

        Many of the covenants in the indenture governing the notes will be suspended if the notes are rated investment grade by both Standard & Poor's and Moody's and no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt and enter into certain other transactions. Suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See "Description of Notes—Certain Covenants—Covenant Suspension."

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees and require noteholders to return payments received from us or our guarantors.

        Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes and the guarantees could be voided, or claims in respect of the notes or the guarantees could be subordinated to all other debts of ours or any guarantor, if, among other things, we or the guarantor, at the time the indebtedness evidenced by the notes or the guarantees was incurred:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness;

  •
  were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

  •
  were engaged, or about to engage, in a business or transaction for which our or the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

        A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, any payment by us or a guarantor pursuant to its guarantee could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from us or such guarantor would be effectively subordinated to all of our or its indebtedness and other liabilities.

        Our guarantees may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the intent to hinder, delay or defraud its creditors.

        The measures of insolvency for purposes of these fraudulent transfer or other related laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer, or similar event, has occurred. Generally, however, we or a guarantor would be considered insolvent if:

  •
  the sum of our or its debts, including contingent liabilities, was greater than the fair saleable value of all of our or its assets;

  •
  if the present fair saleable value of our or its assets were less than the amount that would be required to pay our or its probable liability on our or its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

  •
  we or it could not pay our or its debts as they become due.

        The indenture that governs the notes contains a provision intended to limit each guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. Such provision may not be effective, however, to protect the guarantees from being voided under fraudulent transfer law.

USE OF PROCEEDS

        The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the new notes in the Exchange Offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in a like principal amount. The form and terms of the new notes are substantially identical in all respects to the form and terms of the old notes, except the new notes have been registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. The old notes surrendered in exchange for new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in the aggregate principal amount of our outstanding indebtedness.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

        For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of pretax income (loss) from continuing operations plus fixed charges. "Fixed charges" represents interest incurred, amortization of deferred debt offering costs and that portion of rental expense on operating leases deemed to be the equivalent of interest.

	Nine Months Ended September 30,	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	1.53	2.05	2.79	0.65	0.06

 THE EXCHANGE OFFER

General

        The old notes were originally sold on October 10, 2017. Concurrently therewith, we and our subsidiary guarantors entered into a Registration Rights Agreement with the purchaser that required us to file a registration statement under the Securities Act with respect to the new notes and, upon the effectiveness of the registration statement, to offer to the holders of the old notes the opportunity to exchange such old notes for a like principal amount of new notes.

        The Registration Rights Agreement provides that we must (a) use our reasonable best efforts to (i) cause to be filed the registration statement of which this prospectus is a part and (ii) to have such registration statement become effective under the Securities Act. The Exchange Offer shall commence promptly after the registration statement, of which this prospectus is a part, is declared effective by the SEC.

        A copy of the Registration Rights Agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the Exchange Offer, holders of the old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer.

        Subject to certain conditions, including the representations set forth below, the new notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the Exchange Offer, a holder must represent to us, among other things, that:

  •
  the new notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such new notes, whether or not such person is a holder;

  •
  neither such holder nor, to the knowledge of such holder, any other person receiving new notes from such holder has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

  •
  if the holder is not a broker-dealer, or is a broker-dealer but will not receive the new notes for its own account in exchange for the old notes, neither the holder nor, to the knowledge of such holder, any other person is engaged in or intends to participate in a distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act; and

  •
  neither the holder nor, to the knowledge of such holder, any other person receiving new notes from such holder is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act or, if such Person is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the new notes issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by the holder of new notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

  •
  is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  is a broker-dealer who purchased the old notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

  •
  acquired the new notes other than in the ordinary course of the holder's business;

  •
  has an arrangement or understanding with any person to engage in the distribution of the new notes; or

  •
  is prohibited by any law or policy of the SEC from participating in the Exchange Offer.

        Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the new notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives new notes for its own account in exchange for the old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new note. See "Plan of Distribution." Broker-dealers who acquired the old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above, and must comply with the registration and prospectus delivery requirements of the Securities Act in order to sell the old notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all of the old notes validly tendered and not withdrawn prior to 12:00 p.m., New York City Time on the Expiration Date. We will issue $2,000 in principal amount of new notes in exchange for each $2,000 principal amount of the old notes accepted in the Exchange Offer. Holders may tender some or all of the old notes pursuant to the Exchange Offer. The old notes may be tendered only in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

        The new notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes. As of the date of this prospectus, $55.0 million in principal amount of the old notes are outstanding and $300.0 million in principal amount of the initial notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the old notes. There will be no fixed record date for determining registered holders of the old notes entitled to participate in the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        Holders who tender the old notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes in the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the Exchange Offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The Expiration Date shall be 12:00 p.m., New York City Time, on December 19, 2017, unless we, in our sole discretion, extend the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended. We reserve the right, in our sole discretion:

  •
  to extend the Exchange Offer or, if any of the conditions set forth under "—Conditions to the Exchange Offer" shall not have been satisfied or waived, to terminate the Exchange Offer, or

  •
  to amend or modify the terms of the Exchange Offer in any manner or waive any conditions to the Exchange Offer. In the event of a material modification, including the waiver of a material condition, we will extend the offer, if necessary so that at least five business days remain after notice of the amendment and before the Expiration Date.

        In order to extend the Exchange Offer, we will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m. New York City Time on such date.

        During any extension of the Exchange Offer and consent solicitation, all of the old notes previously validly tendered and not validly withdrawn will remain subject to the Exchange Offer. Any waiver, amendment or modification of the Exchange Offer will apply to all of the old notes previously validly tendered and not validly withdrawn.

Procedures for Tendering

        When a holder of the old notes tenders, and we accept, such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

        General.    If you wish to participate in the Exchange Offer, you must validly tender (and not validly withdraw) the old notes to the Exchange Agent at or prior to 12:00 p.m., New York City time, on the Expiration Date in accordance with the procedures described below. In order to meet this deadline, custodians and clearing systems may require you to act on a date prior to the Expiration Date. Additionally, they may require further information in order to process all requests to tender. Holders are urged to contact their custodians and clearing systems as soon as possible to ensure compliance with their procedures and deadlines.

        The method of delivery of the old notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder. Where applicable, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent at or prior to the Expiration Date. Do not send the letter of transmittal or any of the old notes to anyone other than the Exchange Agent.

        If you have questions regarding tender or consent procedures or require additional copies of this prospectus or the letter of transmittal, please contact the Exchange Agent. Contact information for the Exchange Agent is set forth below under the heading "—Exchange Agent." Holders of old notes that are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee can also contact such custodial entity for assistance in tendering such old notes.

        Valid Tender of Old Notes.    If you are a holder of the old notes and you wish to tender the old notes for exchange pursuant to the Exchange Offer, on or prior to the Expiration Date you must:

  (1)
  agree to be bound by the terms of the Exchange Offer by transmitting either:

  •
  a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with all signature guarantees and other documents required by the letter of transmittal, to the Exchange Agent at the address set forth below under the heading "—Exchange Agent"; or

  •
  a computer-generated message transmitted by means of DTC's ATOP, as described below, and received by the Exchange Agent, in which you acknowledge and agree to be bound by the terms of the letter of transmittal; and

  (2)
  deliver the old notes to the Exchange Agent by either:

  •
  transmitting a timely confirmation of book-entry transfer of the old notes into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfers described below; or

    •
    if the old notes are held in physical form, delivering the old notes to the Exchange Agent as described below.

        Delivery of Physical Letter of Transmittal.    You may transmit your acceptance of the terms of the Exchange Offer by delivering a properly completed and duly executed physical letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with all signature guarantees and other documents required by the letter of transmittal, to the Exchange Agent at the address set forth below under the heading "—Exchange Agent".

        Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, a "Medallion Signature Guarantor"), unless the old notes tendered thereby are tendered (i) by a holder of the old notes (or by a participant in DTC whose name appears on a security position listing as the owner of such old notes) who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal, or (ii) for the account of a member firm of a registered national securities exchange, a member of FINRA or a commercial bank or trust company having an office or correspondent in the United States.

        Delivery of Letter of Transmittal Through ATOP.    In lieu of physically completing and executing the letter of transmittal and delivering it to the Exchange Agent, DTC participants that have the old notes credited to their DTC account and held of record by DTC's nominee may electronically transmit their acceptance of the Exchange Offer through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an agent's message to the Exchange Agent for its acceptance. An "agent's message" is a message transmitted by DTC and received by the Exchange Agent, which states that DTC has received an express acknowledgement from you that you have received the Exchange Offer documents and agree to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against you.

        Delivery of documents to DTC does not constitute delivery to the Exchange Agent. If you desire to tender the old notes through DTC, you must allow sufficient time for completion of the ATOP procedures during the normal procedures of DTC. We will have the right, which may be waived, to reject the defective tender of the old notes as invalid and ineffective.

        Holders of the old notes that are held by DTC should be aware that DTC may have deadlines earlier than the Expiration Date for the Exchange Offer. Accordingly, such holders are urged to contact DTC as soon as possible.

        Book-Entry Delivery of Old Notes.    The Exchange Agent has established (or will shortly establish) an account with respect to the old notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the old notes may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the Exchange Agent's account at DTC in accordance with DTC's procedure for transfer.

        Delivery of Old Notes Held in Physical Form.    We do not believe any of the old notes exist in physical form. If you believe you hold the old notes in physical form, please contact the Exchange Agent regarding procedures for participating in the Exchange Offer. Any of the old notes in physical form must be tendered using a physical letter of transmittal and such old notes must be delivered to the Exchange Agent at its address set forth below under the heading "—Exchange Agent."

        Tendering with Respect to Old Notes Held Through a Custodian.    Any holder of the old notes that are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender the old notes should contact such custodial entity promptly and instruct such custodial entity to tender the old notes and deliver consents on such holder's behalf.

        A custodial entity cannot tender the old notes on behalf of a holder of the old notes without such holder's instructions. Holders of the old notes that are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee should be aware that such nominee may have deadlines earlier than the Expiration Date. Accordingly, such holders are urged to contact any custodial entity such as a broker, dealer, commercial bank, trust company or other nominee through which they hold the old notes as soon as possible in order to learn of the applicable deadlines of such nominees.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered old notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents, will be determined by us in our sole discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any of the old notes determined by us not to be in proper form, or if the acceptance of or exchange of such old notes may, in the opinion of our counsel, be unlawful or result in a breach of contract. A waiver of any defect or irregularity with respect to the tender of one old note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other old note. Notwithstanding the foregoing, we do not expect to treat any holder of the old notes differently from other holders to the extent they present the same facts or circumstances.

        Your tender of the old notes will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Exchange Agent or any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any of the old notes, or will incur any liability for failure to give any such notification.

Acceptance of Old Notes for Exchange; Delivery of new notes Issued in the Exchange Offer

        Upon satisfaction or waiver of all the conditions to the Exchange Offer, and assuming we do not otherwise terminate the Exchange Offer, we will accept, promptly after the Expiration Date, all of the old notes validly tendered that have not been validly withdrawn and will issue new notes registered under the Securities Act in exchange for the tendered old notes. For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the Registration Rights Agreement. If any tendered old notes are not accepted for any reason described in the terms and conditions of the Exchange Offer, such unaccepted old notes will be returned to the tendering holder at our expense promptly after the expiration or termination of the Exchange Offer. Any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC or, if the tendered old notes are held in physical form, by delivering the withdrawn or unaccepted old notes to the tendering holder. Under no circumstances will we be required to accept any of the old notes for exchange that have not been validly tendered in accordance with the procedures set forth in this prospectus. See "—Procedures for Tendering."

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to that of the surrendered old note. New notes will be delivered in book-entry form by deposit with DTC. DTC will transmit the new notes to holders in accordance with its procedures. Registered holders of new notes issued in the Exchange Offer on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from the issue date of the old notes. Holders of new notes will not receive any payment in respect of accrued interest on the old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the Exchange Offer. Under the Registration Rights Agreement, we may be required to make payments of additional interest to the holders of the old notes under circumstances relating to the timing of the Exchange Offer.

Withdrawal of Tenders

        Tenders of the old notes may be validly withdrawn at any time prior to the expiration of the Exchange Offer. For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal, or a properly transmitted "request message" through ATOP, must be received by the Exchange Agent prior to the Expiration Date at its address set forth below under "—Exchange Agent." Any such written or facsimile-transmitted notice must:

  •
  specify the name of the tendering holder of the old notes;

  •
  bear a description of the old notes to be withdrawn;

  •
  specify, in the case of the old notes tendered by physical delivery of certificates, the certificate numbers shown on the particular certificates evidencing those old notes;

  •
  specify the aggregate principal amount represented by those old notes;

  •
  specify, in the case of the old notes tendered by physical delivery of certificates for those old notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of the old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes;

  •
  specify, in the case of the old notes tendered by physical delivery of certificates for those old notes, mailing instructions for the return of such notes to the tendering holder; and

  •
  be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal and consent, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those old notes.

        Any withdrawn old notes will be credited to the tendering holder's account at DTC or, if the withdrawn old notes are held in certificated form, will be returned to the tendering holder at our expense. Withdrawal of tenders of the old notes may not be rescinded, and any of the old notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. Validly withdrawn old notes may, however, be re-tendered by again following the procedures described in "—Procedures for Tendering" on or prior to the expiration of the Exchange Offer.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any withdrawal of the old notes pursuant to the procedures described above, and the form and validity (including time of receipt) of all documents will be determined by us in our sole discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. None of us, the Exchange Agent or any other person or entity is under any duty to give notification of any defects or irregularities in any withdrawal of any of the old notes, or will incur any liability for failure to give any such notification.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the Exchange Offer, we will not be required to deliver any new notes, and we may terminate the Exchange Offer or, at our option, modify, extend or otherwise amend the Exchange Offer, if we determine, in our reasonable judgment, that (i) the Exchange Offer violates applicable law or any applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the Exchange Offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the Exchange Offer have not been obtained.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any of the old notes tendered, and no new notes will be issued in exchange for those old notes, if at such time the registration statement of which this prospectus forms a part has not been declared effective by the SEC, or if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part be declared effective by the SEC and obtain the withdrawal of any stop order at the earliest possible moment, as applicable.

Consequences of Not Tendering

        The old notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes relating to the old notes. After the completion of the Exchange Offer, we will have no further obligation to provide for the registration under the Securities Act of those old notes except in limited circumstances with respect to specific types of holders of the old notes. In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

        All executed letters of transmittal should be directed to the Exchange Agent. Wilmington Trust, National Association, has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified Mail; Hand or Overnight Delivery:
  WILMINGTON TRUST, NATIONAL ASSOCIATION
  Rodney Square North
  1100 North Market Street
  Wilmington, Delaware 19890-1626
  Attention: Workflow Management—5th Floor

  By Facsimile Transmission:
  (Eligible Institutions Only)
  (302) 636-4139
  Attention: Workflow Management—5th Floor

  For Information or to Confirm by Telephone:
  Call (302) 636-6470

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by us and will include fees and expenses of the Exchange Agent, accounting, legal, printing and related fees and expenses.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the new notes are substantially identical to those of the old notes. The expenses of the Exchange Offer will be expensed as incurred.

Transfer Taxes

        Holders who tender the old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register new notes in the name of, or request that the old notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax on those old notes.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the term "Company," "us," "our" and "we" refers only to Enviva Partners, LP and not to any of its subsidiaries, the term "Finance Corp." refers to Enviva Partners Finance Corp. and the term "Issuers" refers to the Company and Finance Corp. The term "notes" refers to both the old notes issued on October 10, 2017 and the new notes, unless the context otherwise requires. For purposes of this "Description of Notes" section, references to the "Issuers" do not include the subsidiaries of those Issuers.

        The new notes will be issued, and the old notes were issued, under an indenture (the "indenture") dated November 1, 2016 by and among the Issuers, all of Enviva Partners, LP's subsidiaries (other than Enviva Pellets Wiggins, LLC, Enviva Energy Services Coöperatief, U.A., Enviva MLP International Holdings, LLC (f/k/a Enviva Preferred Holdings, LLC) and Enviva Energy Services (Jersey), Limited), as the subsidiary guarantors, and Wilmington Trust, National Association, as trustee (the "trustee"). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The old notes were an additional issuance of our outstanding 8.5% Senior Notes due 2021, issued in an aggregate principal amount of $300.0 million on November 1, 2016, which were subsequently exchanged for notes with substantially identical terms, except that such exchanged notes have been registered under the Securities Act (collectively, the "initial notes"). The old notes were issued under the same indenture as the initial notes and are part of the same series.

        The following description of the notes is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the notes. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

        If the Exchange Offer contemplated by this prospectus is consummated, Holders of old notes who do not exchange those notes for new notes in the Exchange Offer will vote together with Holders of new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the Holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the indenture. In determining whether Holders of the requisite percentage in principal amount of notes have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the Exchange Offer will be aggregated with the new notes, and the Holders of such old notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the old notes and the new notes then outstanding.

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders have rights under the indenture, and all references to "Holders" in this description of notes are to registered Holders of notes.

The Notes

General

        The Notes.    The new notes, like the old notes:

  •
  will be general unsecured obligations of the Issuers;

  •
  will be equal in right of payment with all existing and future Senior Debt (as defined below), including the Credit Agreement, of either of the Issuers;

  •
  will be effectively subordinated to all secured Indebtedness of the Issuers to the extent of the value of the collateral securing such Indebtedness, including Indebtedness under the Credit Agreement;

  •
  will be structurally subordinated to all existing and future claims of creditors (including trade creditors) of our non-Guarantor Subsidiaries, including our Unrestricted Subsidiaries; and

  •
  will be unconditionally guaranteed by the Guarantors on a senior unsecured basis.

        The Subsidiary Guarantees.    The new notes will be guaranteed by all of the Company's existing Subsidiaries (other than Enviva Partners Finance Corp. and the Existing Unrestricted Subsidiaries referred to below). Under the circumstances described below under the subheading "—Certain Covenants—Additional Subsidiary Guarantees," certain of our future Restricted Subsidiaries may also guarantee the notes.

        Each guarantee of the notes:

  •
  will be a general unsecured obligation of that Guarantor;

  •
  will be effectively subordinated to all secured Indebtedness of such Guarantor to the extent of the value of the collateral securing such Indebtedness, including Indebtedness under the Credit Agreement; and

  •
  will be equal in right of payment with all existing and future Senior Debt of that Guarantor, including the Credit Agreement.

  •
  In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay current outstanding obligations to the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

        Each of the Issuers' Subsidiaries is a "Restricted Subsidiary" under the indenture, except for Enviva Pellets Wiggins, LLC, Enviva Energy Services Coöperatief, U.A., Enviva MLP International Holdings, LLC (f/k/a Enviva Preferred Holdings, LLC) and Enviva Energy Services (Jersey), Limited and their respective Subsidiaries (the "Existing Unrestricted Subsidiaries"), which will constitute "Unrestricted Subsidiaries" under the indenture. Under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate additional Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries are generally not subject to the restrictive covenants in the indenture and will not guarantee the notes. Our Existing Unrestricted Subsidiaries (1) as of December 31, 2016, represented less than 1.0% of our consolidated assets and (2) for the year ended December 31, 2016, accounted for less than 4.0% of our consolidated revenues.

Principal, Maturity and Interest

        The notes mature on November 1, 2021. The Issuers may issue additional notes having substantially identical terms and conditions to the notes offered in this offering (the "additional notes") from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Securities." The notes and any additional notes subsequently issued under the indenture, will be treated as a single class under the indenture for all purposes, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

        Interest on the notes will accrue at the rate of 8.5% per annum, and will be payable semi-annually in arrears on May 1 and November 1. The Issuers will make each interest payment to the holders of record on the April 15 and October 15 immediately preceding each interest payment date.

        Interest on the notes will accrue from November 1, 2017 or from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        If any payment date with respect to the notes falls on a day that is not a Business Day, the payment to be made on such payment date will be made, without penalty, on the next succeeding Business Day with the same force and effect as if made on such payment date and no interest shall accrue during the intervening period.

Methods of Receiving Payments on the Notes

        All payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Principal of, premium, if any, and interest on notes in certificated form will be payable at the office or agency of the Issuers maintained for such purpose or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders, except that if a Holder of at least $5.0 million principal amount of notes has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder's notes in accordance with those instructions. Until otherwise designated by the Issuers, the Issuers' office or agency will be the office of the trustee maintained for such purpose.

Paying Agent and Registrar for the Notes

        The trustee is the paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Issuers, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

        All of our existing Subsidiaries, excluding Enviva Partners Finance Corp. and the Existing Unrestricted Subsidiaries, will guarantee the new notes on a senior unsecured basis. In the future, other Restricted Subsidiaries of the Company may be required to guarantee the notes under the circumstances described under "—Certain Covenants—Additional Subsidiary Guarantees." These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk factors—Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees and require noteholders to return payments received from us or our guarantors."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

          (1)   immediately after giving effect to such transaction, no Default or Event of Default exists; and

          (2)   either:

            (a)   the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture, all the obligations of that Guarantor under the notes, the indenture and its Subsidiary Guarantee; or

            (b)   such transaction does not violate the covenant described below under "—Repurchase at the Option of Holders—Asset Sales";

        The Subsidiary Guarantee of a Guarantor will be released:

          (1)   in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Issuer or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the covenant described below under "—Repurchase at the Option of Holders—Asset Sales";

          (2)   in connection with any sale or other disposition of Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) an Issuer or a Restricted Subsidiary of the Company, if as a result of such sale or disposition the Guarantor ceases to be a Restricted Subsidiary of the Company and the sale or other disposition does not violate the covenant described below under "—Repurchase at the Option of Holders—Asset Sales";

          (3)   if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

          (4)   upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the indenture as described below under the caption "—Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge";

          (5)   upon the liquidation or dissolution of such Guarantor, provided no Default or Event of Default has occurred that is continuing; or

          (6)   at such time as such Guarantor ceases to guarantee any other Indebtedness of either of the Issuers or any other Guarantor under a Credit Facility (provided, that, if at any time following such release, such Guarantor guarantees any other Indebtedness of either of the Issuers or any other Guarantors under a Credit Facility, then such Guarantor will be required to provide a Subsidiary Guarantee as provided under "—Certain Covenants—Additional Subsidiary Guarantees").

Optional Redemption

        At any time prior to November 1, 2018, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (including any additional notes) issued under the indenture at a redemption price of 108.5% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings by the Company, provided that:

          (1)   at least 65% of the aggregate principal amount of the notes issued under the indenture on the Issue Date remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

          (2)   the redemption occurs within 120 days of the date of the closing of such Equity Offering.

        On and after November 1, 2018, the Issuers may redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning November 1 on of the years indicated below:

Year	Percentage
2018	104.250%
2019	102.125%
2020 and thereafter	100.000%

        Prior to November 1, 2018, the Issuers may redeem all or part of the notes at a redemption price equal to the sum of:

          (1)   the principal amount thereof, plus

          (2)   the Make-Whole Premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1)   if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)   if the notes are not listed on any national securities exchange, on a pro rata basis or in accordance with the applicable procedures of DTC.

        No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be sent at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be subject to one or more conditions specified in the notice of redemption.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions specified with respect to such redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

        A notice of redemption with respect to any redemption pursuant to the last paragraph under the caption "—Optional Redemption" need not set forth the Make-Whole Premium but only the manner of calculation thereof in reasonable detail. The Issuers will notify the trustee of the Make-Whole Premium with respect to any such redemption promptly after the calculation, and the trustee shall not be responsible for such calculation.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make mandatory redemption payments or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described below under "—Repurchase at the Option of Holders." The Issuers may, at any time and from time to time, purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under "—Optional Redemption," each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the "Change of Control Settlement Date"), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under "—Optional Redemption," the Company will send a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Settlement Date, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company will:

          (1)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (2)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

        On the Change of Control Settlement Date, the paying agent will send to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Company's ability to repurchase notes pursuant to a Change of Control Offer may be restricted by the terms of any Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Company's financial resources. The exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control Offer could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company or otherwise. The Credit Agreement provides that certain change of control events with respect to the Company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all Senior Debt outstanding thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions. The Company's failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (ii) irrevocable notice of redemption of all notes has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless there is a default in payment of the applicable redemption price, or (iii) in connection with a transaction that would constitute a Change of Control, the Company or a third party has made an offer to purchase all notes properly tendered at a price higher than the Change of Control Payment and has purchased all notes properly tendered in such offer (an "Alternate Offer").

        A Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in effect for the Change of Control at the time of making the Change of Control Offer or Alternate Offer.

        In the event that upon consummation of a Change of Control Offer or Alternate Offer less than 10% of the aggregate principal amount of the notes (including any additional notes) that were originally issued are held by Holders other than the Issuers or Affiliates thereof, the Issuers will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Offer payment amount plus, to the extent not included in the Change of Control Offer payment amount, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions under the indenture relative to the Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the outstanding notes.

Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value, determined as the date of the agreement with respect thereto, of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis, is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on the Company's or any Restricted Subsidiary's most recent balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary from further liability (or in lieu of such a release, the agreement of the acquiror or its parent company to indemnify and hold the Company or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness or liabilities accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Company or such Restricted Subsidiary for the full amount of the liability and for so long as the liability remains outstanding; provided, however, that such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into);

            (b)   any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion;

            (c)   any stock or assets of the kind referred to in clauses (2), (3) or (5) of the following paragraph; and

            (d)   any Designated Noncash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the Issue Date pursuant to this clause (d) that at the time has not been converted to cash, not to exceed the greater of (x) $35.0 million and (y) 5.0% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

          (1)   to repay, repurchase or redeem Senior Debt;

          (2)   to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business;

          (3)   to acquire a majority of the Voting Stock of a Person primarily engaged in a Permitted Business;

          (4)   to make capital expenditures; or

          (5)   to acquire other long-term assets that are used or useful in a Permitted Business.

        The acquisition of stock or assets, or making of a capital expenditure, pursuant to clauses (2), (3), (4) or (5) of the preceding paragraph shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditure referred to therein is entered into by the Company or any Restricted Subsidiary within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such agreement within six months following the date such agreement is entered into.

        Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds."

        On the 366th day after the Asset Sale (or, at the Company's option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (based on principal amounts of notes and pari passu Indebtedness (or, in the case of pari passu Indebtedness issued with significant original issue discount, based on the accreted value thereof) tendered). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sales" provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sales" provisions of the indenture by virtue of such conflict.

        The provisions under the indenture relative to the Company's obligation to make an offer to repurchase the notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the outstanding notes.

Certain Covenants

Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company held by any Person (other than a Restricted Subsidiary) other than through the exchange therefor solely of Equity Interests (other than Disqualified Stock) of the Company;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes or the Subsidiary Guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof (other than a purchase, redemption or other acquisition or retirement for value of any such subordinated Indebtedness that is so purchased, redeemed or otherwise acquired or retired for value in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within twelve months of the date of such purchase, redemption or other acquisition or retirement for value); or

          (4)   make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

          (1)   if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the "Trailing Four Quarters") is not less than 1.75 to 1.0, such Restricted Payment, together with (without duplication of amounts included in (e) below) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11) of the

  next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

            (a)   Available Cash from Operating Surplus with respect to the Company's immediately preceding fiscal quarter, plus

            (b)   100% of the aggregate net cash proceeds received by the Company, or the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock), after the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

            (c)   to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

            (d)   the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the Issue Date (items (b), (c) and (d) being referred to as "Incremental Funds"), minus

            (e)   the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

          (2)   if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with (without duplication of amounts included in (a) or (b) below) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

            (a)   $35.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) since the Issue Date, plus

            (b)   Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

        So long as no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clauses (1), (2), (3), (4), (7), (8), (10) and (11) below under which the Restricted Payment is permitted), the preceding provisions will not prohibit:

          (1)   the payment of any dividend or distribution or redemption within 60 days after the date of its declaration or notice, if at the date of declaration or notice the payment would have complied with the provisions of the indenture;

          (2)   the purchase, redemption, defeasance or other acquisition or retirement of any Indebtedness of the Company or any Guarantor that is subordinate in right of payment to the notes or such Guarantor's Subsidiary Guarantee thereof or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company in respect of or (b) sale or issuance (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale or issuance being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale or issuance; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded (or deducted, if included) from the calculation of Available Cash from Operating Surplus and Incremental Funds;

          (3)   the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company or any Guarantor that is subordinate in right of payment to the notes or such Guarantor's Subsidiary Guarantee thereof or Disqualified Stock of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

          (4)   the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

          (5)   the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement, in each case for the benefit of employees, officers or directors of the Company or any Affiliate thereof; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years and added to such amount) plus (A) the cash proceeds received during such calendar year by the Company or any of its Restricted Subsidiaries from the sale of the Equity Interests of the Company (other than Disqualified Stock) to any such directors or employees (provided that the amount of such cash proceeds utilized for any such purchase, redemption or other acquisition or retirement for value will not increase the amount of Available Cash from Operating Surplus or Incremental Funds) plus (B) the cash proceeds of key man life insurance policies received during such calendar year by the Company and its Restricted Subsidiaries;

          (6)   the purchase, redemption or other acquisition or retirement for value of Indebtedness that is subordinated or junior in right of payment to the notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any offer to purchase similar to a Change of Control Offer or Asset Sale Offer required by the terms of such Indebtedness, but only if:

            (a)   in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the provisions described under the caption "—Repurchase at the Option of Holders—Change of Control"; or

            (b)   in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with the covenant under the caption "—Repurchase at the Option of Holders—Asset Sales";

          (7)   the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary representing fractional shares of such Equity Interests in connection with a merger or consolidation involving the Company or Restricted Subsidiary or any other transaction permitted by the indenture;

          (8)   the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Equity Interests represents a portion of the exercise or conversion price thereof;

          (9)   the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred securities of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Securities";

          (10) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any current or former officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting; or

          (11) the purchase, redemption or other acquisition or retirement for value of any Acquired Debt of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or such Guarantor's Subsidiary Guarantee, as the case may be, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of a Credit Facility (so long as within 30 days prior to such purchase, redemption or other acquisition or retirement for value, a corresponding amount of borrowings under the revolving portion of a Credit Facility was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Company is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Securities" after giving effect to such purchase or redemption; provided further, that this clause (12) shall not permit the application of any proceeds from any other borrowings under any Credit Facility to effect any such purchase, redemption or other acquisition or retirement for value.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $25.0 million, by an officer of the General Partner and, in the case of amounts over $25.0 million, by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution. For purposes of determining compliance with this covenant, (x) in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (11) of the immediately preceding paragraph, the Company shall be permitted, in its sole discretion, to classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant; and (y) in the event a Restricted Payment is made pursuant to clause (1) or (2) of the second preceding paragraph, the Company will be permitted to classify whether all or any portion thereof is being made with Incremental Funds.

Incurrence of Indebtedness and Issuance of Preferred Securities

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Issuers and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred securities, if, for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred securities are issued, the Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred securities had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit incurrence or issuance of any of the following items of Indebtedness or Disqualified Stock or preferred securities (collectively, "Permitted Debt") described below:

          (1)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $180.0 million and (b) the maximum principal amount of Indebtedness such that, as of the date any such Indebtedness was incurred and after giving pro forma effect thereto, the Secured Leverage Ratio would not exceed 2.0 to 1.0, or, without duplication, any Permitted Refinancing Indebtedness incurred with respect to Indebtedness incurred under this clause (1)(b); provided, that for the purpose of determining the amount of Indebtedness that may be incurred under this clause (1)(b), all Indebtedness incurred under this clause (1) shall be treated as secured Indebtedness and included in the calculation of the Secured Leverage Ratio;

          (2)   the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

          (3)   the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees issued on the Issue Date and the exchange notes and related guarantees to be issued in exchange for the notes and the Subsidiary Guarantees pursuant to the Registration Rights Agreement (other than any additional notes);

          (4)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $35.0 million or (b) 5.0% of the Company's Consolidated Net Tangible Assets as of the date of incurrence;

          (5)   the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to,

  extend, refinance, renew, replace, defease or refund Indebtedness or Disqualified Stock that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (11) or (14) of this paragraph or this clause (5);

          (6)   the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

            (a)   if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence (as of the date of such issuance or transfer) of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes;

          (8)   the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

          (9)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of self-insurance, bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

          (10) the issuance by any of the Company's Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Disqualified Stock or preferred securities; provided, however, that:

            (a)   any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

            (b)   any sale or other transfer of any such Disqualified Stock or preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred securities by such Restricted Subsidiary or the Company, as applicable, that was not permitted by this clause (10);

          (11) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation satisfying either one of the financial tests set forth in clause (4) under the caption "—Merger, Consolidation or Sale of Assets";

          (12) the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

          (13) the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred securities of any of the Company and the Restricted Subsidiaries to the extent the net proceeds thereof are concurrently (a) used to redeem all of the outstanding notes or (b) deposited to effect Covenant Defeasance or Legal Defeasance or satisfy and discharge the indenture as described below under the caption "—Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge";

          (14) the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries; and

          (15) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company or any of its Restricted Subsidiaries of Disqualified Stock; provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness incurred and Disqualified Stock issued under this clause (15) and then outstanding does not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company's Consolidated Net Tangible Assets as of the date of incurrence or issuance.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Securities" covenant, in the event that an item of Indebtedness or Disqualified Stock or preferred securities (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock or preferred securities in any manner (including by dividing and classifying such item of Indebtedness or Disqualified Stock or preferred securities in more than one type of Indebtedness or Disqualified Stock or preferred securities permitted under such covenant) that complies with this covenant. The dollar equivalent principal amount of any Indebtedness denominated in a foreign currency and incurred pursuant to any dollar-denominated restriction on the incurrence of Indebtedness shall be calculated based on the relevant exchange rates in effect at the time of incurrence. Any Indebtedness under the Credit Agreement on the Escrow Release Date after giving effect to the use of proceeds of the notes issued on the Issue Date shall be considered incurred under clause (1) of the definition of "Permitted Debt", subject to any subsequent classification or reclassification permitted pursuant to this paragraph.

        The accrual of interest, the accretion or amortization of original issue discount, the accretion of principal with respect to a non-interest bearing or other discount security, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred securities in the form of additional shares of the same class of Disqualified Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred securities for purposes of this covenant. For purposes of this covenant, (i) the accrual of an obligation to pay a premium in respect of Indebtedness or Disqualified Stock or preferred securities arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness or Disqualified Stock or preferred securities and (ii) unrealized losses or charges in respect of Hedging Contracts (including those resulting from the application of ASC-815) will, in case of (i) or (ii), not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or preferred securities. Further, the accounting reclassification of any obligation or Disqualified Stock or preferred securities of the

Company or any of its Restricted Subsidiaries as Indebtedness or Disqualified Stock or preferred securities will not be deemed an incurrence of Indebtedness or issuance of Disqualified Stock or preferred securities for purposes of this covenant.

        For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of "Permitted Debt" and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

Liens

        The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or on a senior basis (to at least the same extent as the notes are senior in right of payment) to, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien. Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

          (2)   make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

provided that preferences on payments of dividends or distributions in preferred securities will not be deemed to constitute a restriction under the foregoing.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements (including the Credit Agreement) as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment and transfer restrictions than those contained in those agreements on the Issue Date;

          (2)   the indenture, the notes and the Subsidiary Guarantees;

          (3)   applicable law;

          (4)   any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of any instrument governing Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

          (5)   Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (6)   any agreement for the sale or other disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary of the Company as to restrictions on distributions by that Restricted Subsidiary pending its sale or other disposition or other customary restrictions pursuant thereto;

          (7)   Indebtedness that Refinances other Indebtedness, provided that the restrictions contained in the agreements governing such refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced, as determined in good faith by the Company;

          (8)   Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (9)   customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements or other customary provisions;

          (10) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

          (11) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) any other agreement governing Indebtedness or Disqualified Stock or preferred securities of the Company or any Guarantor that is permitted to be incurred or issued by the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Securities"; provided, however, that such encumbrances or restrictions either (a) are not materially more restrictive, taken as a whole, than those contained in the indenture or the Credit Agreement or the indenture as it exists on the Issue Date, or (b) in the good faith judgment of a responsible officer of the Company, would not reasonably be expected to have a material adverse effect on the Company's ability to make required payments on the notes;

          (13) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

          (14) Hedging Contracts permitted from time to time under the indenture.

Merger, Consolidation or Sale of Assets

        Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

          (1)   either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person unless the Person formed by or surviving such consolidation or merger is a corporation satisfying such requirement so long as the Company is not a corporation;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes and the indenture pursuant to the supplemental indenture;

          (3)   immediately after such transaction no Default or Event of Default exists;

          (4)   in the case of a transaction involving the Company and not Finance Corp., either

            (a)   the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction immediately after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Securities"; or

            (b)   immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transactions; and

          (5)   such Issuer has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture and the opinion shall state the obligations under such supplemental indenture constitute the legal, valid and binding obligations of such Issuer; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

        Notwithstanding the restrictions described in the foregoing clauses (3) or (4), (i) any Restricted Subsidiary (other than Finance Corp.) may consolidate with, merge into or dispose of all or part of its properties and assets to the Company or (ii) the Company may consolidate or merge with or into a Subsidiary of the Company, in each case, without the Company being required to comply with the preceding clauses (3) or (4) in connection with any such consolidation, merger or disposition.

        Notwithstanding the second preceding paragraph, the Company is permitted to reorganize as any other form of entity in accordance with the following procedures, provided that:

          (1)   the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

          (2)   the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (3)   the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

          (4)   immediately after such reorganization no Default or Event of Default exists; and

          (5)   such reorganization is not materially adverse to the Holders or Beneficial Owners of the notes (for purposes of this clause (5), a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

        Upon any consolidation or merger or any disposition of all or substantially all of the properties or assets of the Company in accordance with the foregoing, in which the Company is not the surviving entity, the surviving entity formed by such consolidation or into which the Company is merged or to which such disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such, and thereafter (except in the case of a lease of all or substantially all of the Company's properties or assets) the Company will be relieved of all obligations and covenants under the indenture and the notes.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company, in each case, other than any such transaction or series of transactions that does not involve consideration in excess of $2.0 million (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms, taken as a whole, that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Board of Directors of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

          (2)   the Company delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or the Company's Conflicts Committee (or other committee serving a similar function).

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any employment, severance, employee benefit, director or officer indemnification, equity award, equity option or equity appreciation or other compensation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto (including any of the foregoing for the benefit of employees, officer and directors of Affiliates of the Company);

          (2)   transactions between or among any of the Company and its Restricted Subsidiaries;

          (3)   transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or otherwise controls, such Person;

          (4)   transactions effected in accordance with (a) the terms of agreements or arrangements in effect on the Issue Date, including the Master Services Agreement and the Partnership Agreement, (b) any amendment or replacement of any of such agreements or (c) any agreements entered into hereafter that are similar to any of such agreements, so long as, in the case of clause (b) or (c), the terms of any such amendment or replacement agreement or future agreement are, on the whole either not materially less advantageous to the Company, or not materially less favorable to the Holders, than the agreement so amended or replaced or the similar agreement referred to in the preceding clause (a), respectively;

          (5)   customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers' and directors' liability insurance;

          (6)   sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company, or receipt by the Company of capital contributions from holders of its Equity Interests, or payments to Affiliates with respect to Indebtedness of the Company or any Restricted Subsidiary in accordance with its terms, provided that the Affiliate is treated no more favorably than other holders of such Indebtedness;

          (7)   Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments";

          (8)   payments to the General Partner with respect to reimbursement for expenses in accordance with the Partnership Agreement as in effect on the Issue Date and as it may be amended, modified or supplemented from time to time, so long as any such amendment, modification or supplement is no less favorable to the Company in any material respect than the agreement prior to such amendment, modification or supplement;

          (9)   (a) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries or Joint Ventures in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Company or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries or Joint Ventures for the benefit of lenders or other creditors of Unrestricted Subsidiaries or Joint Ventures as contemplated by the definition of "Permitted Liens" with respect to clause (b) so long as any such transaction, if involving aggregate consideration in excess of $25.0 million, has been approved by a majority of the disinterested members of the Board of Directors of the Company or the Conflicts Committee of the Company;

          (10) transactions between the Company and any Person, a director of which is also a director of the General Partner or, if applicable, the Company; provided, however, that such director abstains from voting as a director of the General Partner or, if applicable, the Company on any matter involving such other Person;

          (11) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of the first paragraph of this covenant; and

          (12) in the case of contracts for supplies, raw materials, inventory or other goods or services or activities reasonably related or ancillary thereto, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, then the terms are no less favorable than those that would reasonably be expected to be available from third parties on an arm's-length basis.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will either be deemed to be an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

        The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Securities," either as "Permitted Debt" or pursuant to the first paragraph thereof with the Fixed Charge Coverage Ratio, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

        If, after the Issue Date, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of either of the Issuers or any other Guarantor under the Credit Agreement or any other Credit Facility of the Company, then that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted

Subsidiary that was incurred pursuant to this paragraph will be subject to the limitations and provisions, including the release provisions, described under "—Subsidiary Guarantees."

Business Activities

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

        Finance Corp. may not incur Indebtedness unless (1) the Company or a Restricted Subsidiary is an obligor or a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company or a Restricted Subsidiary, used to acquire outstanding debt securities issued by the Company or a Restricted Subsidiary or used to repay Indebtedness of the Company or a Restricted Subsidiary as permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Securities." Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

Reports

        Whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish to the trustee for delivery to any of the Holders and Beneficial Owners of notes who so request (by hard copy or internet access), within five Business Days of the date such filing would otherwise be required to be made with the Commission:

          (1)   quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, prepared in all material respects in accordance with the rules and regulations applicable to such Forms, and, with respect to the annual information only, a report on the annual financial statements that would be required to be contained in a Form 10-K by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries (other than Unrestricted Subsidiaries that, when taken together with all other Unrestricted Subsidiaries, would not be a Significant Subsidiary), then, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        The Company will be deemed to have furnished to the trustee and Holders and Beneficial Owners of notes the reports and information referred to above in this covenant if the Company has posted such reports or information on the Company Website or filed them with the Commission. For purposes of this covenant, the term "Company Website" means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.envivabiomass.com or such other address as the Company may from time to time designate in writing to the trustee, so long as the trustee, Holders and Beneficial Owners of notes, securities analysts and prospective investors are provided with access to such reports and information.

        Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee's receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer's compliance with any of its covenants under the indenture (as to which the trustee is entitled to certificates).

Covenant Suspension

        If at any time (a) the rating assigned to the notes by S&P and Moody's is an Investment Grade Rating, (b) no Event of Default has occurred and is continuing under the indenture and (c) the Issuers have delivered to the trustee an officers' certificate certifying to the matters specified in clauses (a) and (b) of this sentence as of the date of such certificate, the provisions of the indenture described under the caption "—Repurchase at the Option of Holders—Asset Sales" and the following provisions of the indenture described under the caption "—Certain Covenants" will be suspended (collectively, the "Suspended Covenants"):

  •
  "—Restricted Payments,"

  •
  "—Incurrence of Indebtedness and Issuance of Preferred Securities,"

  •
  "—Dividend and Other Payment Restrictions Affecting Subsidiaries,"

  •
  "—Transactions with Affiliates,"

  •
  "—Business Activities,"

  •
  "—Designation of Restricted and Unrestricted Subsidiaries," and

  •
  clause (4) of the first paragraph of "—Merger, Consolidation or Sale of Assets."

        However, the Company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control," and the following provisions of the indenture described above under the caption "—Certain Covenants":

  •
  "—Liens,"

  •
  "—Merger, Consolidation or Sale of Assets" (other than clause (4) of the first paragraph of such covenant),

  •
  "—Additional Subsidiary Guarantees,"

  •
  "—Reports," and

  •
  the covenant respecting payments for consent described below in the last paragraph under the caption "—Amendment, Supplement and Waiver."

        Thereafter, if either S&P or Moody's withdraws its ratings or downgrades the ratings assigned to the notes below the Investment Grade Rating so that the notes do not have an Investment Grade Rating from both S&P and Moody's, the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the indenture (each such date of reinstatement being the "Reinstatement Date"). Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under "—Certain Covenants—Restricted Payments" as though such covenants had been in effect during the entire period of time from which the notes are issued; provided that no Default or Event of Default shall be deemed to have occurred as a result of any failure to comply with any Suspended Covenant that occurs during any period during which such Suspended Covenants are not in effect. As a result, during any period in which the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially reduced covenant protection.

Events of Default and Remedies

        Each of the following is an "Event of Default":

          (1)   default in the payment when due of interest on the notes, which default continues for 30 days;

          (2)   default in payment when due of the principal of, or premium, if any, on the notes;

          (3)   failure by the Company to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets," or to comply with its obligation to offer to repurchase notes when required under the provisions described under "—Repurchase at the Option of Holders—Asset Sales" and "—Repurchase at the Option of Holders—Change of Control";

          (4)   failure by the Company for 180 days after notice as provided below to comply with the provisions described under "—Certain Covenants—Reports";

          (5)   failure by the Company for 60 days after notice as provided below to comply with any of its other agreements in the indenture;

          (6)   default under any mortgage, indenture or instrument under which there may is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

          (7)   failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $30.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

          (8)   any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than, in any such case, by reason of release of a Guarantor in accordance with the terms of the indenture); and

          (9)   certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Finance Corp., the Company or any of the Company's Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company.

        In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization described in the indenture, with respect to Finance Corp., the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify the Issuers in writing and, in the case of a notice given by the holders, the trustee of the default and the Issuers do not cure such default within the respective times specified in clauses (4) and (5) of this paragraph after receipt of such notice.

        The indenture will provide that, at any time after an acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such acceleration and its consequences if:

          (1)   the rescission would not conflict with any judgment or decree;

          (2)   all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due other than by such declaration of acceleration, has been paid; and

          (4)   the Issuers have paid the trustee its compensation and reimbursed the trustee for its expenses, disbursements and advances.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        Holders of the notes may not enforce the indenture or the notes except as will be provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

        The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon any officer of the General Partner or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partners

        None of the General Partner or any director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the General Partner, the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge

        The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance"), except for:

          (1)   the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

          (2)   the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, the Issuers may, at their option and at any time, elect to terminate their obligations under the caption "—Repurchase at the Option of Holders" and under all of the covenants that are described under the caption "—Certain Covenants" (other than the covenant described in the first paragraph under the caption "—Merger, Consolidation or Sale of Assets," except to the extent described below) and the operation of clause (3) through (8) under the caption "—Events of Default and Remedies" and the limitations described in clauses (3) or (4) of the first paragraph under the caption "—Merger, Consolidation or Sale of Assets" ("Covenant Defeasance") and thereafter any failure to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient (which in the case of a deposit in whole or in part of non-callable Government Securities will be evidenced by the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants) to pay the principal of, and interest and premium, if any, on, the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

            (a)   the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal

Defeasance had not occurred; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner;

          (3)   in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the company or any of its Subsidiaries is bound;

          (6)   the Issuers must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

          (7)   the Issuers must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

          (2)   the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (3)   the Issuers have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the indenture including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

        Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other notice provisions or provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in currency other than that stated in the notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than payments required by one of the covenants described under the caption "—Repurchase at the Option of Holders");

          (7)   waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

          (8)   release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9)   make any change in the preceding amendment, supplement and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes (provided, that the uncertificated notes are issued in registered form for purposes Section 163(f) of the Code);

          (3)   to provide for the assumption of an Issuer's or Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer's or Guarantor's properties or assets;

          (4)   to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

          (5)   to secure the notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under the subheading "—Certain Covenants—Liens";

          (6)   to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

          (7)   to add any additional Guarantor or otherwise provide for a guarantee of the notes or to evidence the release of any Guarantor from its Subsidiary Guarantee as provided in the indenture;

          (8)   to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (9)   to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

          (10) to conform the text of the indenture or the notes to any provision of the "Description of Notes" contained in the final offering memorandum dated October 20, 2016 relating to the offering of the initial notes; or

          (11) to provide for the reorganization of the Company as any other form of entity in accordance with the third paragraph of "—Certain Covenants—Merger, Consolidation or Sale of Assets."

        Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any cash consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes which so consent in the time frame set forth in solicitation documents relating to such consent.

        The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Concerning the Trustee

        If the trustee becomes a creditor of an Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The indenture, the notes and the subsidiary guarantees are governed by, and will be construed in accordance with, the laws of the State of New York.

Additional Information

        Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Enviva Partners, LP, 7200 Wisconsin Ave, Suite 1000, Bethesda, Maryland 20814, Attention: Chief Financial Officer.

Book entry, delivery and form

        Except as set forth below, new notes will be issued only in registered, global form ("Global Notes").

        The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes."

Depository procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Issuers that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of the Participants by or through whom purchases are made with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the trustee nor any agent of the Issuers or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Issuers that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Issuers that it will take any action permitted to be taken by a beneficial owner of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

          (1)   DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary within 90 days; or

          (2)   there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

        Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the restrictive legend referred to in "Transfer Restrictions," unless that legend is not required by the indenture.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Certain Definitions

        Set forth below are certain defined terms that are used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness or Disqualified Stock of any other Person existing at the time such other Person was merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness or Disqualified Stock is incurred or issued in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness or Disqualified Stock which is extinguished, retired, cancelled or repaid in connection with such Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person but excluding Indebtedness which is extinguished, retired, cancelled or repaid in connection with such asset being acquired by such specified Person.

        "Additional Interest" means all additional interest then owing pursuant to the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control by the other Person. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any properties or assets (including by way of a merger or consolidation or by way of a Sale and Leaseback Transaction); and

          (2)   the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries;

provided, however, that, in the case of clause (1) or (2), the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will not constitute an "Asset Sale" but will be governed by the provisions of the indenture described under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sales covenant.

        Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (1)   any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $15.0 million;

          (2)   a transfer of properties or assets between or among any of the Company and its Restricted Subsidiaries;

          (3)   an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (4)   the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business;

          (5)   the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business (including, without limitation, unwinding or settling any Hedging Contracts);

          (6)   a Restricted Payment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

          (7)   the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption "—Certain Covenants—Liens" or a disposition in connection with any such Lien;

          (8)   surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (9)   the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

          (10) dispositions of Capital Stock or Indebtedness of any Unrestricted Subsidiary; and

          (11) an Asset Swap.

        "Asset Swap" means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided, that any Net Proceeds received must be applied in accordance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" as if the Asset Swap were an Asset Sale.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Available Cash from Operating Surplus" means, with respect to any period:

          (a)   the sum of (i) all cash and cash equivalents of the Company and its Restricted Subsidiaries on hand at the end of such period, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Company and its Restricted Subsidiaries on hand on the date the Company makes Restricted Payments with respect to such period (including any borrowings made subsequent to the end of such period), less

          (b)   the amount of any cash reserves established by the General Partner (i) to provide for the proper conduct of the business of the Company and of its Restricted Subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such period, (ii) to comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company or any of its Restricted Subsidiaries is a party or by which it is bound or its assets are subject or (iii) to provide funds for Restricted Payments in respect of future periods;

up to the amount that the Company could distribute as Operating Surplus under the Partnership Agreement in respect of such period.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person"(as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, except that securities that a person has the right to acquire pursuant to a merger agreement, stock or unit purchase agreement, tender offer or exchange offer will not be deemed Beneficially Owned by such person until consummation of the transaction or series of transactions contemplated thereby. The terms "Beneficially Owns," "Beneficially Owned," and "Beneficial Ownership" have correlative meanings.

        "Board of Directors" means:

          (1)   with respect to Finance Corp., its board of directors;

          (2)   with respect to the Company, the Board of Directors of the General Partner (or any other Person serving a similar function for the Company) or any authorized committee thereof;

          (3)   with respect to any other partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner, or in each case any duly authorized committee thereof; and

          (4)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP (other than any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, other than debt securities that are convertible into any of the foregoing.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

          (3)   marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either S&P or Moody's;

          (4)   certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or any United States branch of a foreign bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

          (6)   commercial paper having one of the two highest ratings obtainable from Moody's or S&P and in each case maturing within one year after the date of acquisition;

          (7)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

          (8)   marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any "person"(as that term is used in Section 13(d)(3) of the Exchange Act) other than a Qualified Owner or a Restricted Subsidiary, in each case which occurrence is followed by a Rating Decline within 60 days thereafter;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company or removal of the General Partner by the limited partners of the Company; or

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualified Owner, acquires Beneficial Ownership, directly or indirectly, of more than 50% of the Voting Stock of General Partner, or if the Company is no longer a partnership, the Company, measured by voting power rather than number of shares, units or the like, which occurrence is followed by a Rating Decline within 60 days thereafter.

        Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the "persons" (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned, directly or indirectly, the Voting Stock of the Company immediately prior to such transactions continue to Beneficially Own, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own, directly or indirectly, sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no "person", other than a Qualified Owner, Beneficially Owns, directly or indirectly, more than 50% of the Voting Stock of such entity or its general partner, as applicable.

        "Change of Control Offer" means, upon a Change of Control, an offer required to be made by the Company to repurchase all or any part of each Holder's notes on the terms set forth in the indenture.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto.

        "Commercial Operation" shall be deemed achieved for any Facility that is the subject of a Drop-Down Acquisition at such time as the substantial completion of construction (other than punch list items) thereof and the initial placement thereof into service have occurred.

        "Commission" or "SEC" means the Securities and Exchange Commission.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

          (1)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (2)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (3)   depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash items that were deducted in computing such Consolidated Net Income; plus

          (4)   unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (5)   all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense and, without duplication, Transaction Costs; plus

          (6)   any deferred or non-cash equity compensation or stock option or similar compensation expense, including all expense recorded for any equity appreciation rights plan in excess of cash payments for exercised rights, in each case during such period; plus

          (7)   an amount equal to dividends or distributions paid during such period in cash to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting; minus

          (8)   non-cash items increasing such Consolidated Net Income for such period, other than accruals of revenue or other items in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

          (1)   the aggregate Net Income (but not net loss in excess of such aggregate Net Income) of each of the Persons that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included but only to the extent of the amount of dividends or distributions paid to the specified Person or any Restricted Subsidiary thereof;

          (2)   the Net Income of any Restricted Subsidiary other than a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

          (3)   the cumulative effect of a change in accounting principles will be excluded;

          (4)   unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of ASC-815 will be excluded;

          (5)   any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded; and

          (6)   any asset (including goodwill) impairment or writedown on or related to non-current assets under applicable GAAP or Commission guidelines will be excluded.

        "Consolidated Net Tangible Assets" means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person's most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

        "consolidation" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "consolidated" has a correlative meaning to the foregoing.

        "Credit Agreement" means the Credit Agreement, dated as of April 9, 2015, by and among the Company, as Company, the guarantors party thereto, the lenders and the others parties party thereto from time to time and Barclays Bank PLC, as administrative agent, or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, Refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities, indentures or debt issuances, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or inventory), commercial paper, debt securities or letters of credit, in each case, as amended, restated, modified, or Refinanced (including Refinancing with any capital markets transaction) in whole or in part from time to time.

        "Customary Recourse Exceptions" means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary or Joint Venture, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary or Joint Venture, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers' certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the final Stated Maturity of the notes, in each case except in exchange for Capital Stock of the Company (other than Disqualified Stock). Notwithstanding the preceding sentence, (a) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" and (b) any Capital Stock issued pursuant to any plan of the Company or any of its Affiliates for the benefit of one or more employees will not constitute

Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Affiliates in order to satisfy applicable contractual, statutory or regulatory obligations.

        For purposes of the covenant under the caption "—Incurrence of Indebtedness and Issuance of Preferred Securities," the "amount" or "principal amount" of any Disqualified Stock or preferred securities shall equal the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, in each case, exclusive of accrued dividends. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or preferred securities which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred securities as if such Disqualified Stock or preferred securities were redeemed, repaid or repurchased on the date on which the "amount" or "principal amount" thereof shall be required to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock or preferred securities could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock or preferred securities as reflected in the most recent financial statements of such Person.

        "Drop-Down Acquisition" means any acquisition by the Company or any Restricted Subsidiary of a Facility (or of Equity Interests of any Person owning a Facility) from Enviva Holdings, LP or its Affiliates (other than the Company or its Subsidiaries).

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means (i) any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the Issue Date; or (ii) any contribution to capital of the Company in respect of Capital Stock of the Company.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Existing Indebtedness" means the aggregate principal amount of Indebtedness or Disqualified Stock of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement in existence on the Escrow Release Date after giving effect to the use of proceeds of the notes upon their release from the Escrow Account) in existence on the Issue Date, until such amounts are repaid, provided that Indebtedness under the Credit Agreement on the Issue Date in excess of the amount permitted to be incurred pursuant to clause (1) of the definition of Permitted Debt may not be reclassified and will no longer constitute Existing Indebtedness after the Escrow Release Date.

        "Facility" shall mean a Wood Pellet Production Facility or a Port Facility.

        "fair market value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $30.0 million or more and otherwise by an officer of the General Partner, which determination will be conclusive for all purposes under the indenture.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than revolving borrowings incurred for working capital purposes) or issues, repurchases or redeems preferred securities subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge

Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred securities, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries (or by any Person acquired by such Person or any of its Restricted Subsidiaries), including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have been realized or are reasonably expected in good faith to be realized within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the General Partner (including with respect to any Facility and regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

          (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

          (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

          (4)   interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included; and

          (5)   with respect to any Drop-Down Acquisition of a Facility that is owned by the Company or its Restricted Subsidiaries (or that will be owned by the Company or any of its Restricted Subsidiaries upon consummation of any Investment, acquisition, merger, amalgamation or consolidation that is being given pro forma effect in accordance with this paragraph), (y) which Facility has achieved Commercial Operations after the start of the applicable four-quarter reference period and on or prior to the Calculation Date and (z) (i) in the case of a Wood Pellet Production Facility, for which a definitive Qualifying Off-Take Contract has been executed and remains in effect on the Calculation Date and (ii) in the case of a Port Facility , for which a definitive terminaling services contract consistent with Prudent Industry Practices with a Qualifying Counterparty has been executed and remains in effect on the Calculation Date, such pro forma calculations may include pro forma adjustments to Consolidated Cash Flow to reflect the projected operating results for such Drop-Down Acquisition for the complete duration of the four-quarter reference period as if such Drop-Down Acquisition had achieved the Commercial Operations Date on the first day of such four-quarter reference period, net of the actual Consolidated Cash Flow produced by such Facility during such four-quarter reference period, based on reasonable assumptions and relevant facts and circumstances, which may include, without limitation, (i) the contracted rates in the applicable Qualifying Off-Take Contracts or terminaling services contract,

  (ii) capital and other costs, operating, shipping and administrative expenses, commodity price assumptions, ramp-up production assumptions, the class and amount of Equity Interests of such Facility owned, directly or indirectly, by the Company and reasonable allowances for contingencies and (iii) to the extent applicable, the actual operating results for such Facility on an annualized basis (with appropriate adjustments for the impact, if any, of seasonality and other items set forth in the preceding clause (ii) on such actual operating results); provided that all such pro forma adjustments set forth in this sentence will be made by a responsible financial or accounting officer in good faith.

        For purposes of this definition, (a) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the reference period; and (b) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the reference period.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings but excluding write-offs of deferred financing costs or premiums paid in connection with a retirement of Indebtedness), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

          (2)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

          (4)   all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

        Furthermore, in calculating "Fixed Charges" for purposes of determining the "Fixed Charge Coverage Ratio":

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date;

          (2)   if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the reference period;

          (3)   notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Contracts, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements; and

          (4)   interest on Indebtedness referred to in clause (3) will be included only to the extent attributable to the portion of such Indebtedness that is so guaranteed by such Person or its Restricted Subsidiaries or so secured by a lien on the assets thereof (provided that the amount of such Indebtedness so secured will be the lesser of (a) the fair market value of such assets at the date of determination and (b) the amount of such Indebtedness).

        "GAAP" means generally accepted accounting principles in the United States of America, which are in effect from time to time.

        "General Partner" means Enviva Partners GP, LLC and its successors and permitted assigns as general partner of the Company.

        "Government Securities" means securities that are:

          (1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets, acting as co-obligor or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness; provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. When used as a verb, "guarantee" has a correlative meaning.

        "Guarantors" means each of:

          (1)   the Subsidiaries of the Company, other than Finance Corp., executing the indenture as initial Guarantors; and

          (2)   any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person is released in accordance with the provisions of the indenture.

        "Hedging Contracts" means, with respect to any specified Person:

          (1)   (a) any agreement of such Person with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount or (b) any interest rate swap agreement, interest rate future agreement, interest rate option agreement, interest rate cap agreement or interest rate collar agreement entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries against, or otherwise manage exposure to, fluctuations in interest rates with respect to Indebtedness incurred;

          (2)   any foreign exchange contract or similar currency protection agreement entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries against, or otherwise manage exposure to, fluctuations in currency exchanges rates; and

          (3)   any other futures contract, swap, option or similar agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against, or otherwise manage exposure to, fluctuations in interest rates, commodity prices or currency exchange rates.

        "Holder" means a Person in whose name a note is registered.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, without duplication and whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments;

          (3)   in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under such letters of credit issued for the account of such Person;

          (4)   in respect of bankers' acceptances;

          (5)   representing Capital Lease Obligations;

          (6)   representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is delivered, except any such balance that constitutes an accrued expense or trade payable; and

          (7)   representing any obligations under Hedging Contracts;

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased or discharged pursuant to the irrevocable deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness (and subject to no other Liens) and the other applicable terms of the instrument governing such indebtedness shall not constitute "Indebtedness." In addition, the term "Indebtedness" includes, with respect to any Person, all Indebtedness of other Persons secured by a Lien on any asset of the specified Person (other than Indebtedness of an Unrestricted Subsidiary or Joint Venture of the specified Person to the extent secured by a Lien on or pledge of Equity Interests of such Unrestricted Subsidiary or Joint Venture as contemplated by clause (9) of the definition of "Permitted Liens"), whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For the avoidance of doubt, the term "Indebtedness" excludes:

          (1)   any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on a final financial statement or report or the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets;

          (2)   accrued expenses and trade accounts payable arising in the ordinary course of business;

          (3)   any unrealized losses or charges in respect of Hedging Contracts (including those resulting from the application of ASC-815);

          (4)   any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers' acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business and any guarantees and obligations of the Company or any Restricted Subsidiary with respect to or letters of credit functioning as or supporting any of the foregoing bonds or obligations; and

          (5)   Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers such Person's or any of such Person's Restricted Subsidiaries' direct payment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

        The "amount" or "principal amount" of any Indebtedness outstanding as of any date will be, except as specified below, determined in accordance with GAAP:

          (1)   in the case of any Indebtedness issued with original issue discount, the accreted value of the Indebtedness;

          (2)   in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date;

          (3)   in the case of any Capitalized Lease Obligation, the amount determined in accordance with the definition thereof;

          (4)   in the case of other unconditional obligations (other than those specified in clauses (1) or (2) of the first paragraph of this definition), the amount of the liability thereof determined in accordance with GAAP;

          (5)   in the case of other contingent obligations (other than those specified in clauses (1) or (2) of the first paragraph of this definition), the maximum liability at such date of such Person; and

          (6)   the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        "Independent Advisor" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Company and (b) which, in the judgment of the Board of Directors of the Company, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB–(or the equivalent) by S&P, or, if either such rating agency ceases to rate the notes for reasons outside of the Company's control, the equivalent investment grade credit rating from any other nationally recognized statistical rating agency selected by the Company.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) trade receivables or advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in the indenture, the amount of any Investment shall be its fair market value at the time the investment is made and shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Issue Date" means November 1, 2016.

        "Joint Venture" means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

        "Make-Whole Premium" means, with respect to a note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at November 1, 2018 (such redemption price being set forth in the table appearing under the caption "—Optional Redemption") plus (ii) any required interest payments due on such note through November 1, 2018 (in each case except for accrued and unpaid interest at such time), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

        "Master Service Agreement" means that certain Master Services Agreement by and among the Company, the General Partner, Enviva, LP, Enviva GP, LLC, the subsidiaries of Enviva, LP party thereto and Enviva Management Company, LLC, dated as of April 9, 2015, as in effect on the Issue Date.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred securities dividends, excluding, however:

          (1)   any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

          (2)   any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

          (1)   the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

          (2)   taxes paid or payable, or taxes required to be accrued as a liability under GAAP, as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

          (3)   amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

          (4)   any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

          (5)   all distributions and other payments required to be made to minority interest holders in the Restricted Subsidiaries or Joint Ventures that are the subject of such Asset Sale.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) except for Customary Recourse Exceptions, or (b) is directly or indirectly liable as a guarantor or otherwise;

          (2)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other

  Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (3)   the explicit terms of which provide there is no recourse against any of the Capital Stock or assets of the Company or any of its Restricted Subsidiaries except for Customary Recourse Exceptions or except as contemplated by clause (9) of the definition of "Permitted Liens."

        For purposes of determining compliance with the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Securities" above, in the event that any Non-Recourse Debt of any of the Company's Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

        "Obligations" means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

        "Operating Surplus" has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

        "pari passu Indebtedness" means any Indebtedness of the Issuers or any Guarantor that ranks pari passu in right of payment with the notes or such Guarantor's Subsidiary Guarantees, as applicable.

        "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of the Company, dated as of May 4, 2015, as in effect on the Issue Date and as such may be further amended, modified or supplemented from time to time.

        "Permitted Business" means either (1) the business conducted by the Company and its Restricted Subsidiaries as of the Issue Date, (2) any other business that generates gross income that constitutes "qualifying income" under Section 7704(d) of the Code, or (3) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) or (2) of this definition.

        "Permitted Business Investments" means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture; provided that:

          (1)   either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Securities" above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under "—Certain Covenants—Restricted Payments") not previously expended at the time of making such Investment;

          (2)   if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any "claw-back," "make-well" or 'keep-well" arrangement) at the time such Investment is made, constitutes Permitted Debt or could be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Securities"; and

          (3)   such Unrestricted Subsidiary's or Joint Venture's activities are not outside the scope of the Permitted Business.

        "Permitted Investments" means:

          (1)   any Investment in the Company (including, without limitation, through purchases of notes) or in a Restricted Subsidiary of the Company;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of the Company, or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

          (4)   any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or (b) pursuant to clause (11) of the items deemed not to be Asset Sales under the definition of "Asset Sale";

          (5)   any Investment in any Person solely in exchange for the issuance of, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company in respect of or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided, however, that such amounts are not included in Available Cash from Operating Surplus or Incremental Funds;

          (6)   any Investments received (a) in compromise of or resolution of, or upon satisfaction of judgments with respect to, (i) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (ii) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

          (7)   Hedging Contracts entered into in the ordinary course of business and not for speculative purposes;

          (8)   Permitted Business Investments;

          (9)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (10) loans or advances to officers, directors or employees of the Company or its Affiliates made in compliance with law and in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and otherwise in compliance with the covenant described under the caption "—Certain Covenants—Transactions with Affiliates" in an amount not to exceed $5.0 million outstanding at any one time, in the aggregate;

          (11) any Investment in any Person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation or performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

          (12) Investments that are in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

          (13) guarantees of performance of operating leases or other obligations (other than Indebtedness) arising in the ordinary course of business;

          (14) Investments of a Restricted Subsidiary existing on the date such entity became a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the covenants described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

          (15) repurchases of or other Investments in the notes;

          (16) Guarantees of Indebtedness of the Company or any Subsidiary permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Securities"; and

          (17) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, do not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company's Consolidated Net Tangible Assets.

        "Permitted Liens" means:

          (1)   Liens securing Indebtedness under the Credit Agreement or any other Credit Facilities permitted to be incurred under clause (1) of the definition of Permitted Debt;

          (2)   Liens in favor of the Company or the Guarantors;

          (3)   Liens on property of a Person existing at the time such Person (a) becomes a Restricted Subsidiary of the Company or (b) is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that, in the case of subclause (b), such Liens were in existence prior to such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

          (4)   Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition;

          (5)   any interest or title of a lessor to the property subject to a Capital Lease Obligation;

          (6)   Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired, leased, improved, constructed or repaired in the ordinary course of business; provided that:

            (a)   the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

            (b)   such Liens are created within 360 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (7)   Liens existing on the Issue Date (other than Liens securing the Credit Agreement);

          (8)   Liens incurred in the ordinary course of business (a) to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature, or (b) in connection with workers' compensation, unemployment insurance and other social security or similar legislation;

          (9)   Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

          (10) Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person's obligations in respect of bankers' acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Securities";

          (11) Liens securing Obligations of the Issuers or any Guarantor under the notes or the Subsidiary Guarantees or otherwise under the indenture, as the case may be;

          (12) Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under "—Certain Covenants—Liens";

          (13) Liens to secure Obligations under Hedging Contracts of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

          (14) Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

          (15) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (16) any attachment or judgment Lien that does not constitute an Event of Default;

          (17) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with the Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

          (18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

          (19) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

          (20) statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

          (21) Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuers in excess of those set forth by regulations promulgated by the Federal Reserve Board and (b) such deposit account is not intended by the Issuers or any Restricted Subsidiary to provide collateral to the depository institution;

          (22) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuers or any Restricted Subsidiary on deposit with or in possession of such bank;

          (23) Liens arising under the indenture in favor of the trustee thereunder for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

          (24) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under the caption "—Certain Covenants—Restricted Payments";

          (25) other Liens incurred by the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (25) does not exceed the greater of (a) $25.0 million or (b) 2.5% of the Company's Consolidated Net Tangible Assets; and

          (26) any Lien renewing, replacing, extending, refinancing or refunding a Lien securing any Permitted Refinancing Indebtedness permitted under the indenture, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

        In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

        "Permitted Refinancing Indebtedness" means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in a Refinancing of other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:

          (1)   the principal amount (or accreted amount, as applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness or Disqualified Stock or preferred securities being Refinanced (plus all accrued interest on the Indebtedness or accrued and unpaid dividends on preferred securities and the amount of all expenses and premiums incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness (a) has a final maturity date no earlier than the earlier of (i) the final maturity of the Indebtedness or Disqualified Stock or preferred securities being Refinanced, or (ii) 91 days after the final maturity of the notes, and (b) has a Weighted Average Life to Maturity either (i) equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock or preferred securities being Refinanced, or (ii) longer than the Weighted Average Life to Maturity of the notes;

          (3)   if the Indebtedness being Refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness or shall be Disqualified Stock or preferred securities of the obligor on the Indebtedness being Refinanced;

          (4)   such Indebtedness is not incurred by a Restricted Subsidiary of the Company (other than Finance Corp. or a Guarantor) if the Company or a Guarantor is the issuer or other primary obligor on the Indebtedness being Refinanced;

          (5)   if any preferred securities being Refinanced were not Disqualified Stock of the Issuers, the Permitted Refinancing Indebtedness shall not be Disqualified Stock of the Issuers; and

          (6)   if any preferred securities being Refinanced were preferred securities of a Restricted Subsidiary, the Refinancing Indebtedness shall be preferred securities of such Restricted Subsidiary.

        Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to clause (1) of the second paragraph of the covenant "—Incurrence of Indebtedness and Issuance of Preferred Securities" shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of "Permitted Refinancing Indebtedness."

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred securities" of any Person means any Capital Stock of any class or classes (however designated) of such Person that has preferential rights to any other Capital Stock of any class of such Person with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

        "Port Facility" shall mean a marine terminal, and all related docks, piers, buildings and other structures, facilities, paved roads, storage areas, equipment (including, without limitation, automated cargo handling systems, stationary stackers, water spray systems, hatch covers, gangways, scales, cranes, conveyors, hoppers and other devices used for loading and unloading vehicles) and parts, including all structures or improvements erected on any real property on which a Port Facility is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal property related thereto, all real or personal property owned or leased related thereto, and all other real and tangible and intangible personal property leased or owned and placed upon or used in connection with the receipt, storage, and loading of Wood Pellets upon any such real property.

        "Prudent Industry Practices" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the Wood Pellet production industry for Wood Pellet Production Facilities that are similar to the Facilities in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, sound engineering practices, reliability, safety and expedition. For the avoidance of doubt, "Prudent Industry Practices" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable principles, methods and acts generally accepted in the United States, having due regard for, among other things, the preservation of manufacturers' warranties and operating instructions, the requirements or guidance of Governmental Authorities, applicable laws, applicable operating guidelines and rules and the requirements of insurers.

        "Qualifying Counterparty" shall mean (a) any Person that either has a public corporate credit rating and corporate family rating no lower than BBB– from S&P and Baa3 from Moody's or has provided credit support acceptable to the Company in good faith in favor of the Company or the applicable Restricted Subsidiary in connection with any contract entered into with such Person, which credit support shall be comprised of either (x) a guarantee from (i) an Affiliate of such Person that has a public corporate credit rating and corporate family rating of no lower than BBB– from S&P and Baa3 from Moody's or (ii) a Person described in clause (b) below or (y) one or more surety or performance bonds or a letter or letters of credit from any domestic office of any financial institution or commercial bank that has a public corporate credit rating and corporate family rating of no lower than BBB+ from S&P and Baa1 from Moody's and (b) any other Person selected by the Company in a manner consistent with Prudent Industry Practices.

        "Qualifying Off-Take Contract" shall mean a binding and enforceable contract for the sale of Wood Pellets from Wood Pellet Production Facilities of the Company or any Restricted Subsidiary that (i) is between the Company or any Restricted Subsidiary and a Qualifying Counterparty, (ii) is consistent with Prudent Industry Practices and (iii) provides for fixed-rate unit pricing, index-based unit pricing or such other pricing terms that are consistent with Prudent Industry Practices.

        "Qualified Owners" means Riverstone/Carlyle Renewable and Alternative Energy Fund II, L.P., Enviva Holdings, LP, and any Affiliate or Related Person of any of the foregoing. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is (or pursuant to the provisions under the caption "—Change of Control" is not required to be) made in accordance with the requirements of the indenture will thereafter, together with its Affiliates and Related Persons, constitute an additional Qualified Owner.

        "Rating Category" means:

          (1)   with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

          (2)   with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

        "Rating Decline" means a decrease in the rating of the notes by both Moody's and S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or – for S&P, and 1, 2, and 3 for Moody's, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB– to B+ will constitute a decrease of one gradation.

        "Refinance" means, in respect of any Indebtedness or preferred securities, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue Indebtedness or preferred securities in exchange or replacement for (or the net proceeds of which are used to Refinance), such Indebtedness or preferred securities in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Registration Rights Agreement" means the Registration Rights Agreement with respect to the notes, dated as of the Issue Date, among the Issuers, the Guarantors and the initial purchasers with respect to the issuance of the notes on the Issue Date.

        "Related Person" means, with respect to any Person:

          (1)   any controlling stockholder, controlling member, general partner, Subsidiary, or spouse, descendent or immediate family member (in the case of an individual), of such Person;

          (2)   any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more Qualified Owner and/or such other Persons referred to in the immediately preceding clause (1); or

          (3)   any executor, administrator, trustee, manager, director, officer or other similar fiduciary of any Person referred to in the immediately preceding clauses (1) and (2), acting solely in such capacity.

        "Reporting Default" means a Default described in clause (4) under "—Events of Default and Remedies."

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.

        "Riverstone Entities" means Riverstone/Carlyle Renewable and Alternative Energy Fund II, L.P. and each Affiliate thereof that is neither a portfolio company nor a company controlled by a portfolio company and that is not the Company or the Guarantors.

        "S&P" refers to S&P Global Ratings, a division of S&P Global, Inc., or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuers or a Restricted Subsidiary of any Property, whether owned by the Issuers or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuers or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Secured Leverage Ratio" means as of any date of determination, the ratio of (1) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries that is secured by a

Lien pursuant to clauses (1) or (25) of the definition of Permitted Liens (determined on a consolidated basis in accordance with GAAP) that is outstanding as of such date to (2) the Consolidated Cash Flow of the Company for the then most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case calculated on a pro forma basis in a manner consistent with the adjustments contemplated by the definition of "Fixed Charge Coverage Ratio."

        "Securities Act" means the Securities Act of 1933, as amended.

  "Senior Debt" means

          (1)   all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all obligations under Hedging Contracts with respect thereto;

          (2)   any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

          (3)   all Obligations with respect to the items listed in the preceding clauses (1) and (2).

        Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

          (1)   any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Subsidiaries; or

          (2)   any Indebtedness that is incurred in violation of the indenture.

        For the avoidance of doubt, "Senior Debt" will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

        "Subsidiary Guarantee" means any guarantee by a Guarantor of the Issuers' Obligations under the indenture and on the notes.

        "Transaction Costs" means any legal, professional and advisory fees or other transaction costs and expenses paid (whether or not incurred) by the Company or any Restricted Subsidiary in connection with any incurrence of Indebtedness or Disqualified Stock or any issuance of other equity securities or any Refinancing thereof.

        "Treasury Rate" means, as of any redemption date, the yield to maturity at such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 1, 2018; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to November 1, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers' certificate setting forth the Make-Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

        "Unrestricted Subsidiary" means (i) the Existing Unrestricted Subsidiaries and (ii) any other Subsidiary of the Company (other than Finance Corp.) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that, in the case of clause (ii), such Subsidiary:

          (1)   except to the extent permitted by subclause (2)(b) of the definition of "Permitted Business Investments," has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

          (2)   except as permitted by the covenant described under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

          (3)   is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

        All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Securities," the Company will be in default of such covenant.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person (or, if such Person is a limited partnership, such Person or its general partner, as applicable) that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person (or, if such Person is a limited partnership, its general partner).

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or preferred securities at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or (with respect to preferred securities) redemption or similar payment, including payment at final maturity, in respect of the Indebtedness or preferred securities, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wood Pellets" means biomass comprised of wood, whether in the form of pellets or otherwise, which can be used as a fuel for the purpose of recovering its energy content by combustion, among other uses.

        "Wood Pellet Production Facility" shall mean a Wood Pellet manufacturing and production facility, and all related structures, facilities, paved roads, storage areas, equipment and parts, including all structures or improvements erected on any real property on which such Wood Pellet Production Facility is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal property related thereto, all real or personal property owned or leased related thereto, and all other real and tangible and intangible personal property leased or owned and placed upon or used in connection with the manufacture and production of Wood Pellets upon any such real property.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of certain U.S. federal income tax considerations relevant to the exchange of the old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax considerations described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax considerations described herein. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below.

        We believe that the exchange of the old notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange, and the holder's basis and holding period in the new note will be the same as its basis and holding period in the corresponding old note immediately before the exchange.

        We recommend that each holder consult his own tax advisor as to the particular tax considerations of exchanging such holder's old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

PLAN OF DISTRIBUTION

        You may transfer new notes issued under the Exchange Offer in exchange for the old notes if:

  •
  you acquire the new notes in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes in violation of the provisions of the Securities Act; and

  •
  you are not our "affiliate" (within the meaning of Rule 405 under the Securities Act) or, if you are an "affiliate," you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer in exchange for the old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for the old notes where such old notes were acquired as a result of market-making activities or other trading activities.

        If you wish to exchange new notes for the old notes in the Exchange Offer, you will be required to make representations to us as described in "The Exchange Offer—Purpose and Effect of the Exchange Offer" and "The Exchange Offer—Procedures for Tendering" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for the old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time on one or more transactions in any of the following ways:

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the new notes or a combination of such methods of resale;

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

        Any broker-dealer that resells new notes that were received by it for its own account pursuant to the Exchange Offer in exchange for the old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We agreed to provide sufficient copies of the latest version of this prospectus to broker-dealers promptly upon request at any time during the period ending on the earlier of (i) 180 days from the date on which the Registration Statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. Furthermore, we agreed to use our commercially reasonable efforts to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.

        We have agreed to pay all expenses incident to the performance of or compliance with the Registration Rights Agreement, other than underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of the notes by a holder and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the new notes offered in the Exchange Offer and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of Enviva Partners, LP and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov. You may also access the information we file electronically with the SEC through our website at www.envivabiomasss.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website (other than to the extent specified elsewhere herein), and you should not consider it to be a part of this prospectus. You may also inspect reports, proxy statements and other information about Enviva Partners, LP at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the cover page of this prospectus.

        Any information that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the notes offering pursuant to this registration statement is terminated, and that is deemed "filed" with the SEC, will automatically update and supersede this information. We also incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017; and

  •
  our Current Reports on Form 8-K filed on May 12, 2017, June 16, 2017, October 2, 2017 and October 11, 2017.

        In addition, we incorporate by reference in this prospectus any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until the registration statement that includes this prospectus is declared effective by the SEC.

        You can obtain copies of any of these documents without charge upon written or oral request by requesting them in writing or by telephone at:

Enviva Partners, LP
7200 Wisconsin Avenue, Suite 1000
Bethesda, Maryland 20814
(301) 657-5560

Annex A

        LETTER OF TRANSMITTAL

TO TENDER
OLD 8.5% SENIOR NOTES DUE 2021
OF

ENVIVA PARTNERS, LP
ENVIVA PARTNERS FINANCE CORP.

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS
DATED NOVEMBER 17, 2017

        THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 2017 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY THE ISSUERS.

        The Exchange Agent for the Exchange Offer is Wilmington Trust, National Association, and its contact information is as follows:

By Mail, Courier or Hand Delivery:

Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1623
Facsimile: (302) 636-4139, Attention: Exchange
 Other Inquiries: DTC Desk (DTC2@wilmingtontrust.com).

        If you wish to exchange your issued and outstanding 8.5% Senior Notes due 2021 (the "old notes") for an equal aggregate principal amount of 8.5% Senior Notes due 2021 (the "new notes") with substantially identical terms that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Exchange Offer, you must validly tender (and not withdraw) old notes to the Exchange Agent prior to the Expiration Date.

        We refer you to the prospectus, dated November 17, 2017(the "Prospectus"), of Enviva Partners, LP and Enviva Partners Finance Corp. (together, the "Issuers") and this Letter of Transmittal (this "Letter of Transmittal"), which together describe the Issuers' offer (the "Exchange Offer") to exchange the old notes for a like aggregate principal amount of new notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Issuers reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Issuers shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the old notes. Tender of the old notes in book-entry form is to be made according to the Automated Tender Offer Program ("ATOP") of The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Prospectus under the caption "The Exchange Offer—Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer generated message known as an "agent's message" to the Exchange Agent for its acceptance. For you to validly tender the old notes held by you in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender the old notes; and

  •
  you agree to be bound by the terms of this Letter of Transmittal.

        BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

 PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.
By tendering the old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.
By tendering the old notes in the Exchange Offer, you represent and warrant that you have (1) full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of old notes, (2) the Issuers will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances, and (3) the old notes tendered hereby are not subject to any adverse claims or proxies.

3.
You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuers as to the terms and conditions set forth in the Prospectus.

4.
By tendering the old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "SEC"), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act") (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

5.
By tendering the old notes in the Exchange Offer, you hereby represent and warrant that:

(a)
the new notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of you, whether or not you are the holder;

(b)
you have not engaged in and do not intend to engage in the distribution of the new notes;

(c)
you have no arrangement or understanding with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act;

(d)
you are not an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuers; and

(e)
if you are a broker-dealer, that you will receive the new notes for your own account in exchange for the old notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

6.
If you are a broker-dealer that will receive new notes for your own account in exchange for the old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering the old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

7.
If you are a broker-dealer and the old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

8.
Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.     Book-Entry Confirmations.

        Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of the old notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as Agent's Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth herein prior to 12:00 p.m., New York City time, on the Expiration Date.

2.     Partial Tenders.

        Tenders of the old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of the old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all of the old notes is not tendered, then old notes for the principal amount of the old notes not tendered and new notes issued in exchange for any of the old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.     Validity of Tenders.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any of the old notes. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of the old notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of the old notes, neither the Issuers, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of the old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any of the old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.     Waiver of Conditions.

        The Issuers reserve the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.     No Conditional Tender.

        No alternative, conditional, irregular or contingent tender of the old notes will be accepted.

6.     Request for Assistance or Additional Copies.

        Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent using the contact information set forth on the cover page of this

Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.     Withdrawal.

        Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption "The Exchange Offer—Withdrawal of Tenders."

8.     No Guarantee of Late Delivery.

        There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.